  As filed with the Securities and Exchange Commission on September 18, 1996

                                                   Registration No. 333-10833

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                 PRE-EFFECTIVE
                                   AMENDMENT
                                     NO. 1
                                      TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                         MSC INDUSTRIAL DIRECT CO., INC.
             (Exact Name of Registrant as Specified in its Charter)

        New York                       5084                      11-3289165
(State of Incorporation)   (Primary Standard Industrial         (I.R.S.Employer
                           Classification Code Number)    Identification Number)

                               151 Sunnyside Blvd.
                         Plainview, New York 11803-1592
                                 (516) 349-7100
                        (Address and telephone number of
                    registrant's principal executive offices)
                              --------------------

                                Mitchell Jacobson
                         MSC Industrial Direct Co., Inc.
                               151 Sunnyside Blvd.
                         Plainview, New York 11803-1592
                                 (516) 349-7100
            (Name, address and telephone number of agent for service)

                              --------------------

                                   Copies to:

  Edward H. Cohen, Esq.                               Philip E. Coviello, Esq.
  Rosenman & Colin LLP                                    Latham & Watkins
   575 Madison Avenue                               885 Third Avenue, Suite 1000

New York, New York 10022                              New York, New York  10022
     (212) 940-8800                                        (212) 906-1200

                              --------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                              --------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         MSC INDUSTRIAL DIRECT CO., INC.

                                ----------------

    Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K Showing
              Location in Prospectus of Items Required in Form S-1

                  Form S-1 Item                          Location in Prospectus
                  -------------                          ----------------------

1.   Forepart of the Registration
     Statement and Outside Front Cover
     Page of Prospectus........................    Outside Front Cover Page

2.   Inside Front and Outside Back Cover
     Pages of Prospectus.......................    Inside Front and Outside Back
                                                   Cover Pages; Additional
                                                   Information

3.   Summary Information, Risk Factors
     and Ratio of Earnings to Fixed
     Charges...................................    Prospectus Summary; The
                                                   Company; Risk Factors

4.   Use of Proceeds...........................    Use of Proceeds

5.   Determination of Offering Price...........    Not Applicable

6.   Dilution..................................    Not Applicable

7.   Selling Security Holders..................    Outside Front Cover Page;
                                                   Principal and Selling
                                                   Shareholders; Underwriting

8.   Plan of Distribution......................    Outside Front Cover Page;
                                                   Underwriting

9.   Description of Securities to Be
     Registered................................    Description of Capital Stock

10.  Interests of Named Experts and
     Counsel...................................    Legal Matters; Experts

11.  Information with Respect to the
     Registrant................................    Front Cover Page; Prospectus
                                                   Summary; Risk Factors;
                                                   Dividend Policy; Selected
                                                   Financial and Operating Data;
                                                   Management's Discussion and
                                                   Analysis of Financial
                                                   Condition and Results of
                                                   Operations; Business;

                                                   Management; Certain
                                                   Relationships and Related
                                                   Transactions; Principal and
                                                   Selling Shareholders;
                                                   Description of Capital Stock;
                                                   Exhibits and Financial
                                                   Statement Schedules

12.  Disclosure of Commission Position
     on Indemnification for Securities
     Act Liabilities...........................    Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 1996


PROSPECTUS

_______, 1996

                                5,000,000 Shares

                                     [LOGO]

                              Class A Common Stock

     Of the 5,000,000 shares of Class A Common Stock offered hereby, 2,000,000 shares are being sold by the Company and 3,000,000 shares are being sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of shares of Class A Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."

     The Company has two classes of common stock. Holders of the Class A Common Stock, which is offered hereby, are entitled to one vote per share, and holders of the Class B Common Stock are entitled to ten votes per share. See "Description of Capital Stock." Upon completion of this Offering (assuming the Underwriters' over-allotment option is not exercised), the principal shareholders of the Company will own approximately 60.8% of the outstanding shares of capital stock of the Company and will control approximately 93.9% of the combined voting power of all outstanding shares of capital stock of the Company. Consequently, such shareholders will be in a position to elect all of the directors of the Company and to determine the outcome of any matter submitted to a vote of the Company's shareholders for approval. See "Principal and Selling Shareholders".


     The Class A Common Stock is listed on the New York Stock Exchange under the symbol "MSM." On August 29, 1996, the last reported sales price for the Class A Common Stock on the New York Stock Exchange was $32.50. See "Price Range of Class A Common Stock."


     See "Risk Factors" beginning on page 7 for certain information that should be considered by prospective investors.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION PASSED UPON THE ACCURACY

                       OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
                      Price       Underwriting        Proceeds      Proceeds to
                     to the       Discounts and        to the       the Selling
                     Public      Commissions(1)      Company(2)     Shareholders
- --------------------------------------------------------------------------------
Per Share.......     $                $                $                $
Total(3)........  $                $                 $                $
- --------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting expenses estimated at $600,000, of which approximately $480,000 and $120,000 will be paid by the Company and the Selling Shareholders, respectively.


(3) Certain of the Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to an aggregate of 750,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. The Company will not receive any of the proceeds upon exercise of such over-allotment option. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and Proceeds to the Selling Shareholders will be $___________, $_________ and $___________, respectively. See "Underwriting."

     The shares are being offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the shares will be made against payment in New York, New York on or about _________________.

Donaldson, Lufkin & Jenrette                 Prudential Securities Incorporated
  Securities Corporation

                   [PHOTO OF COMPANY PRODUCTS TO BE INSERTED]


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwestern Atrium Center, 400 West Madison Street, Suite 140, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, and the address of such site is http://www.sec.gov. Such reports, proxy statements and other information are also available for inspection at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information (including the financial statements and the notes thereto) included elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, (i) all information in this Prospectus, including all adjusted and pro forma financial information, has been adjusted to give effect to the "Reorganization" (as such term is hereinafter defined), (ii) all references to the "Company" or "MSC" are to MSC Industrial Direct Co., Inc. and, unless the context otherwise requires, its subsidiaries, and (iii) the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. See "The Company" and "Underwriting." All references to a fiscal year are to the Company's fiscal year which ends on the Saturday nearest August 31 of such year. References to "this Offering" are to the offering of Class A Common Stock made by this Prospectus. References to the "Initial Public Offering" are to the Company's initial public offering of Class A Common Stock in December 1995.

                                   THE COMPANY

     MSC is one of the largest direct marketers of a broad range of industrial products to small and mid-sized industrial customers throughout the United States. The Company distributes a full line of industrial products, such as cutting tools, abrasives, measuring instruments, machine tool accessories, safety equipment, fasteners, welding supplies and electrical supplies, intended to satisfy its customers' maintenance, repair and operations ("MRO") supplies requirements. The Company offers over 300,000 stock keeping units through its 3,560 page master catalog and weekly, monthly and quarterly specialty and promotional catalogs, newspapers and brochures, which are supported by 32 customer service locations. Most of the Company's products are carried in stock, and orders for these products are typically fulfilled on the day on which the order is received.

     MSC has grown rapidly due to expanded product offerings, increased catalog distribution and supplemental mailings and geographic expansion. The Company's net sales have increased at a compound annual rate of 20%, from $118.9 million in fiscal 1991 to $248.5 million in fiscal 1995. During this same period, income from operations increased at a compound annual rate of 32% from $11.6 million to $34.2 million. These growth trends have continued during fiscal 1996. For the nine months ended June 1, 1996, net sales increased by $42.5 million, or 23.3%, to $224.5 million from $182.0 million for the nine months ended May 27, 1995, and income from operations, before taking into account the relocation costs associated with the move of the Company's Long Island distribution center to Harrisburg, Pennsylvania, increased by $6.7 million, or 26.4%, to $32.0 million from $25.4 million for the nine months ended May 27, 1995. The Company also expects to realize modest future growth from three acquisitions effected during fiscal 1996.

     MSC's business strategy is to provide an integrated, low cost solution to the purchasing, management and administration of its customers' MRO needs. MSC has positioned itself to add value to its customers' purchases by reducing their total MRO supplies cost, taking into account both the direct cost of products and the administrative, personnel and financial cost of obtaining and maintaining MRO supplies. MSC's extensive product offerings allow customers to reduce the administrative burden of dealing with many suppliers for their MRO needs. The Company guarantees same-day shipping of products, approximately 95% of which are generally kept in stock, thereby enabling its customers to reduce their inventory investment and carrying costs. The Company reduces its customers' administrative paperwork, costs of shipping and personnel costs related to internal distribution and purchase order management.

     The Company's customers include a wide range of purchasers of industrial supply products, from one-man machine shops to Fortune 500 companies. The Company focuses on selling relatively higher margin, lower volume products and has an average order size of approximately $130. MSC has in excess of 125,000 active customers (companies that have purchased at least one item during the past 12 months), which are typically small and mid-size companies. MSC's customers select desired products from the Company's various publications and place their orders by telephone, facsimile or direct computer link.



     The Company operates primarily in the United States through a network of three regional distribution centers and 32 branch offices. The Company's existing distribution centers are located in Long Island, New York, Atlanta, Georgia and Elkhart, Indiana. The Company has commenced plans to relocate its Long Island distribution center to Harrisburg, Pennsylvania. The Harrisburg, Pennsylvania distribution center is expected to commence shipping and be fully operational in the first half of fiscal 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The strategic locations of the Company's current distribution centers allow for next day delivery via low cost ground carriers in 28 states located primarily in the eastern United States. The Company's experience has been that areas accessible by next day delivery generate significantly greater sales than areas where next day delivery is not available. Accordingly, the Company's long-term strategy is to establish additional distribution centers in the West and Southwest, supported by local branch offices, to expand the Company's geographic coverage of next day delivery throughout the continental United States.

     The Company was formed as a holding company in October 1995 to hold all of the outstanding capital stock of Sid Tool Co., Inc. (the "Operating Subsidiary"), which has been in business since 1941. Immediately prior to the Initial Public Offering, a total of 24,000,000 shares of Class B Common Stock were issued to the then existing shareholders of the Operating Subsidiary in exchange for all of the capital stock of the Operating Subsidiary (the "Reorganization"). The Reorganization did not have any effect on the Company's or the Operating Subsidiary's operations, financial position or outlook. See
Note 14 of Notes to Financial Statements. Prior to the Reorganization, the Operating Subsidiary was treated as an S Corporation under subchapter S of the Internal Revenue Code of 1986 and applicable state tax laws. Upon the consummation of the Reorganization, the status of the Operating Subsidiary as an S Corporation terminated and the Company and the Operating Subsidiary became subject to federal and state income taxes at applicable corporate tax rates. Prior to the Initial Public Offering, the Operating Subsidiary paid a dividend (the "S Corporation Dividend") to its then existing shareholders in the aggregate amount of approximately $62 million, which amount was equal to substantially all previously taxed, undistributed S Corporation earnings.

     The Company's principal executive office is located at 151 Sunnyside Boulevard, Plainview, New York 11803-1592 and its telephone number is (516) 349-7100.

                                  THIS OFFERING

Class A Common Stock Offered...............  5,000,000 shares

Capital Stock to be Outstanding
After this Offering
  Class A Common Stock.....................  13,311,394 shares(1)

  Class B Common Stock.....................  20,475,000 shares(2)
      Total................................  33,786,394 shares
                                             ==========

Voting Rights..............................  The Class A Common Stock, par value
                                             $.001 per share (the "Class A
                                             Common Stock"), is entitled to one
                                             vote per share and the Class B
                                             Common Stock, par value $.001 per
                                             share (the "Class B Common Stock"),
                                             is entitled to ten votes per share
                                             on all matters requiring a
                                             shareholder vote. See "Risk
                                             Factors--Control of the Company"
                                             and "Description of Capital Stock."

Use of Proceeds............................  The net proceeds to the Company from this Offering of approximately
                                             $__ million will be used to reduce
                                             outstanding indebtedness under the
                                             Company's revolving credit facility
                                             (the "Credit Facility") and for
                                             general corporate and working
                                             capital purposes. The Company will
                                             not receive any of the proceeds
                                             from the sale of the shares of
                                             Class A Common Stock offered by
                                             the Selling Shareholders. See
                                             "Use of Proceeds."

Risk Factors...............................  Certain factors should be considered in connection with an
                                             investment in the Class A Common
                                             Stock. See "Risk Factors."

NYSE Symbol................................  "MSM"

- ----------
(1) Excludes 2,000,000 shares of Class A Common Stock reserved for issuance under the Company's 1995 Stock Option Plan, of which options to purchase 791,941 shares of Class A Common Stock are outstanding. See "Management--1995 Stock Option Plan."
(2) The Class B Common Stock is convertible into Class A Common Stock on a one-for-one basis at the option of the holder and automatically upon transfer of such shares to persons other than existing shareholders or certain of their family members. See "Principal and Selling Shareholders."

                          SUMMARY FINANCIAL INFORMATION
                  (amounts in thousands, except per share data)

                                                              Fiscal Year Ended                     Nine Months Ended
                                      -----------------------------------------------------------  ------------------
                                         August 31, August 29, August 28, August 27, September 2,
                                            1991       1992       1993       1994       1995        May 27,   June 1,
                                         (52 weeks) (52 weeks) (52 weeks) (52 weeks) (53 weeks)      1995     1996
                                      -----------------------------------------------------------  ------------------
                                                          (amounts in thousands, except per share data)

Income Statement Data:
     Net sales .......................   $118,851   $125,454   $142,287   $174,682   $248,483      $182,025   $224,527
     Gross profit ....................     52,309     55,385     61,796     74,852    103,288        75,534     93,263
     Operating expenses ..............     40,722     42,454     44,376     50,234     69,049        50,170     61,214
     Restructuring charge ............       --         --         --         --         --            --        8,600
     Income from operations ..........     11,587     12,931     17,420     24,618     34,239        25,364     23,449
     Income taxes ....................        276        323        418        813        765           612      1,947
     Net income ......................      8,355     10,458     15,682     22,573     31,698        23,432     21,246
     Pro forma net income(1) .........      5,222      6,523      9,740     14,149     18,235        14,547     14,033(3)
     Pro forma net income per share(2)                                               $   0.57      $   0.46   $   0.44(3)
                                                                                     ========      ========   ========
     Pro forma number of shares
     outstanding(2) ..................                                                 31,787        31,787     31,787
                                                                                     ========      ========   ========

Selected Operating Data(4):
     Active customers ................         65         75         78         98        120          --          125
     Number of SKUs ..................        125        140        150        170        231          --          302
     Orders entered ..................        N/A        967      1,103      1,348      1,833          --        1,560
     Number of publication titles (not
     in thousands) ...................        N/A         12         13         20         38          --           61
     Number of publications mailed ...        N/A      2,447      2,688      4,794      6,604          --        5,167
     Revenues per employee ...........   $    185   $    189   $    201   $    214   $    249          --     $    262


                                            September 2,
                                               1995             June 1, 1996
                                            ----------- ------------------------
                                                           Actual       As Adjusted(5)
                                                           ------       --------------
Balance Sheet Data:
     Working capital ......................  $ 81,228      $143,735          $
     Total assets .........................   139,032       219,565
     Short-term debt ......................     9,208            51
     Long-term debt, net of current portion    30,969        14,057

     Shareholders' equity .................    72,088       165,105

- ----------
(1) Gives pro forma effect to "C" corporation taxation at an assumed annual rate of 39.5%, to the elimination of $677 of pretax officer's compensation for fiscal 1995, and, for fiscal 1995, to a $3,000 adjustment for deferred compensation expense, which will be recorded ratably over a five year vesting period, attributable to the granting of restricted stock to certain key employees. Assuming $600 of such ongoing annual deferred compensation expense, pro forma net income in fiscal 1995 would have been $19,687 and pro forma net income per share would have been $0.62. See Note 14 of Notes to Financial Statements.
(2) Pro forma net income per share is calculated by dividing pro forma net income by pro forma shares outstanding, which gives effect to (i) 23,475,000 shares of Class B Common Stock, (ii) 8,050,000 shares of Class A Common Stock sold in the Initial Public Offering, (iii) 156,657 shares of Class A Common Stock issued prior to the Initial Public Offering to certain of the Company's employees pursuant to the Company's 1995 Restricted Stock Plan and (iv) 105,263 shares of Class A Common Stock issued prior to the Initial Public Offering to shareholders of an affiliated corporation acquired by MSC.
(3) Excluding the tax-effected impact of the restructuring charge of $8,600 in the nine month period ended June 1, 1996, pro forma net income for that period would have been $19,233, or $0.61 per share.
(4) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."
(5)  Gives effect to this Offering and the use of proceeds therefrom.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered in evaluating the Company and its business before purchasing the shares of Class A Common Stock offered hereby. Certain information set forth in this Prospectus contains forward-looking statements, as such term is defined in Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Certain factors discussed herein could cause actual results to differ materially from those in the forward-looking statements.

Changing Industry Environment

     The industrial supply industry is undergoing significant change driven by pressure from industry participants and by customer objectives. Traditional industrial suppliers are consolidating operations and acquiring or merging with other industrial suppliers to achieve economies of scale and increase efficiency. This consolidation trend could cause the industry to become more competitive and make it more difficult for the Company to maintain its operating margins.


     Customers are increasingly aware of the total costs of fulfilling their purchasing requirements and are seeking low cost alternatives to traditional methods of purchasing and sources of supply. MSC believes that the current trend is to reduce the number of suppliers and rely more on lower cost alternatives such as direct mail and/or integrated supply arrangements. Although the Company believes it provides a competitive solution to customers' MRO purchasing needs and it is well positioned to take advantage of this trend, there can be no assurance that it will be able to do so effectively or that it will be able to establish relationships with integrated supply providers. See "Business--Industry Overview."

Management of Rapid Growth

     MSC's sales have grown from $118.9 million in fiscal 1991 to $248.5 million in fiscal 1995. This growth trend has continued during fiscal 1996. For the nine months ended June 1, 1996, net sales increased by $42.5 million, or 23.3%, to $224.5 million from $182.0 million for the nine months ended May 27, 1995. This growth has placed increasing demands on the Company's management resources and facilities. While there can be no assurance that the Company's historical growth rates will continue in the future, the Company's success will, in part, be dependent upon the ability of the Company to continue to manage internal growth effectively.

Dependence on Systems

     The Company believes that its proprietary computer software programs are an integral part of its business and growth strategies. MSC depends upon its information systems generally to process orders, to manage inventory and accounts receivable collections, to purchase, sell and ship products efficiently and on a timely basis, to maintain cost-effective operations and to provide superior service to its customers. While the Company has taken precautions against certain events that could disrupt the operation of its information systems, there can be no assurance that such a disruption will not occur. Any such disruption could have a material adverse effect on MSC's business and results of operations. See "Business--Information Systems."

Distribution Center Expansion/Move

     During the current fiscal year, the Company commenced shipping from its new Elkhart, Indiana distribution center, which is now fully operational. Also during the current fiscal year, the Company announced plans to relocate its Long Island distribution center to Harrisburg, Pennsylvania. That distribution center is expected to commence shipping in the beginning of fiscal 1997 and to be fully operational during the first half of fiscal 1997.

     In addition, MSC expects to open new distribution centers to improve the Company's efficiency, geographic distribution and market penetration. Moving or opening distribution centers requires a substantial capital investment, including expenditures for real estate and construction, and a substantial investment in inventory. In addition, new distribution centers will have an adverse impact on distribution expenses as a percentage of sales, inventory turnover and return on investment in the periods prior to and for some time following the commencement of operations of each new distribution center.

Additionally, until sales volumes mature at new distribution centers, expenses as a percentage of sales may be adversely impacted. Further, substantial or unanticipated delays in the commencement of operations at new distribution centers, as a result of inadequate financing, construction difficulties or otherwise, will have a material adverse effect on the Company's planned geographic expansion and may impact results of operations. See "Business--Distribution Centers."

Integration of Prospective Acquisitions

     Acquisitions have played a limited role in the growth of MSC to date. An element of the Company's future growth strategy is to pursue selected acquisitions that either expand or complement its business in new or existing markets. In furtherance of this strategy, the Company made three acquisitions during fiscal 1996. However, there can be no assurance that in the future the Company will be able to identify and to acquire acceptable acquisition candidates on terms favorable to the Company and in a timely manner to the extent necessary to fulfill the Company's growth strategy. The failure to complete or successfully integrate prospective acquisitions may have an adverse impact on the Company's growth strategy. The Company is not currently a party to any oral or written acquisition agreement or engaged in any negotiations with respect to any material acquisition candidate. See "Business--Growth Strategy" and "--Acquisitions."

Competition

     The MRO supply industry is a large, fragmented industry that is highly competitive. The Company faces competition from traditional channels of distribution such as retail outlets, small dealerships and regional or national distributors utilizing direct sales forces, from manufacturers of MRO supplies, from large warehouse stores and from larger direct mail distributors. The Company believes that sales of MRO supplies will become more concentrated over the next few years, which may increase the competitiveness of the industry. Certain of the Company's competitors offer a greater variety of products and have substantially greater financial and other resources than the Company. See "Business--Competition."

Dependence on Key Personnel

     The Company's success depends largely on the efforts and abilities of certain key management employees, in particular the Company's three senior executive officers, Mitchell Jacobson, James Schroeder and Shelley Boxer. The loss of the services of one or more of such key personnel could have a material adverse effect on the Company's business and financial results. The Company does not maintain any key-man insurance policies with respect to any of its executive officers. See "Management."

Control of the Company


     The Company's President and Chief Executive Officer, his sister, certain of their family members and trusts established for their benefit (hereinafter collectively referred to as the "Jacobson and Gershwind families") collectively own 100% of the outstanding shares of Class B Common Stock and will control approximately 93.9% of the combined voting power of the Company's capital stock upon the closing of this Offering. Consequently, such shareholders will be in a position to elect all of the directors of the Company and to determine the outcome of any matter submitted to a vote of the Company's shareholders for approval. See "Principal and Selling Shareholders," "Description of Capital Stock" and "Certain Relationships and Related Transactions."

Possible Volatility of Stock Price

     The Class A Common Stock has been trading only since the Initial Public Offering in December 1995. The Company believes certain factors, such as sales of Class A Common Stock into the market by existing shareholders, fluctuations in operating results of the Company or its competitors and market conditions generally could cause the market price of the Class A Common Stock to fluctuate substantially. Such market volatility may adversely affect the market price of the Class A Common Stock.

Shares Eligible for Future Sale

     Sales of a substantial number of shares of Class A Common Stock in the public market, whether by purchasers in this Offering or other shareholders of the Company, could adversely affect the prevailing market price of the Class A Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. There will be 13,311,394 shares of Class A Common Stock outstanding immediately after completion of this Offering (14,061,394 if the over-allotment option is exercised in full), of which the 5,000,000 shares sold in this Offering (5,750,000 if the over-allotment option is exercised in full) and the 8,050,000 sold in connection with the Initial Public Offering will be freely tradeable. All of the shares of Class B Common Stock (and the shares of Class A Common Stock into which such shares are convertible) are "restricted securities" for purposes of the Securities Act. Subject to the volume and other limitations set forth in Rule 144 promulgated under the Securities Act, all of such restricted securities are eligible for public sale. The 156,657 shares of Class A Common Stock issued under the 1995 Restricted Stock Plan and the 105,263 shares of Class A Common Stock issued in connection with the acquisition of an affiliated corporation prior to the Initial Public Offering are also deemed "restricted securities" and cannot be sold in the absence of an effective registration statement covering such shares for a period of two years from the date of the Initial Public Offering. See "Management--1995 Restricted Stock Plan," "Principal and Selling Shareholders," "Certain Relationships and Related Transactions," and "Underwriting."

                                 USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Class A Common Stock offered hereby, after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $__ million. The Company intends to use approximately $44.0 million of such net proceeds to reduce outstanding indebtedness under the Credit Facility (as defined), which amount will be available for reborrowing under the Credit Facility. The remainder of the net proceeds received by the Company from this Offering will be used for general corporate purposes. Pending such uses, the net proceeds will be invested in short term, investment grade, interest-bearing securities. While the Company is not currently a party to any oral or written acquisition agreement or engaged in any negotiations with respect to any material acquisition candidate, the Company periodically evaluates potential opportunities for acquisitions. The Company has completed three acquisitions during fiscal 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Relationships and Related Transactions." The Company will not receive any of the proceeds from the sale of the shares of Class A Common Stock offered by the Selling Shareholders.

     The Credit Facility, which will remain in place following this Offering, provides for unsecured borrowings of up to $80 million and bears interest at the lead bank's prime or reference rate (8.25% at June 1, 1996), or, alternatively, at the bankers' acceptance rate or LIBOR rate plus, in each case, margins, which vary from .45% to .75% per annum.


                       PRICE RANGE OF CLASS A COMMON STOCK

     The Class A Common Stock has been listed on the New York Stock Exchange under the symbol "MSM" since December 15, 1995. Prior to that date, there was no trading market for the Class A Common Stock. The following table lists, for the periods indicated, the high and low sales prices of the Class A Common Stock as reported on the New York Stock Exchange.


                                                              Common Stock
                                                            Price of Class A
                                                            ----------------
                                                              High      Low
                                                              ----      ---


Second Quarter (beginning December 15, 1995) .........       28-3/8   22-1/4
Third Quarter ........................................       37       27-5/8
Fourth Quarter (through August 29, 1996) .............       37-1/8   27-7/8

     On August 29, 1996, the last reported sales price for the Class A Common Stock on the New York Stock Exchange was $32.50 per share.


                                 DIVIDEND POLICY

     The Company intends to retain its future earnings to finance the development, expansion and growth of its existing business and does not expect to pay cash dividends in the foreseeable future. The payment of future dividends, if any, will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company and general business conditions. The payment of dividends is subject to certain restrictions contained in the Company's revolving credit facility (the "Credit Facility").

                                 CAPITALIZATION

     The following table sets forth (i) the short-term debt and capitalization of the Company as of June 1, 1996, and (ii) the capitalization of the Company as adjusted, giving effect to the sale of the 2,000,000 shares of Class A Common Stock offered by the Company and the application of the net proceeds therefrom. See "Use of Proceeds."

                                                                                     June 1, 1996
                                                                             ---------------------------
                                                                                 (dollars in thousands)
                                                                                Actual          Adjusted

Debt:
Short-term debt ..........................................................   $      51
                                                                             =========
Long-term debt, net of current portion ...................................   $  14,057
                                                                             ---------
Shareholders' equity:
Preferred Stock, $.001 par value; 5,000,000
       shares authorized; no shares outstanding ..........................           0
     Class A Common Stock, $.001 par value; 100,000,000 shares
       authorized; 8,311,394 shares outstanding;
       13,313,158 shares outstanding as adjusted(1) ......................           8
     Class  B Common Stock, $.001 par value; 50,000,000 shares authorized;
       23,475,000 shares outstanding; 20,475,000
       shares outstanding as adjusted ....................................          24
     Additional paid-in capital ..........................................     144,471
     Deferred compensation ...............................................      (2,711)
     Retained earnings ...................................................      23,313
                                                                             ---------
            Total shareholders' equity ...................................     165,105
                                                                             ---------
                  Total capitalization ...................................   $ 179,162
                                                                             =========

- ----------
(1) Excludes 2,000,000 shares of Class A Common Stock reserved for issuance under the Company's 1995 Stock Option Plan, of which options to purchase 791,941 shares of Class A Common Stock are outstanding. See
     "Management--Executive Compensation," "--1995 Stock Option Plan," "Description of Capital Stock" and Note 14 of Notes to Financial Statements.

                      SELECTED FINANCIAL AND OPERATING DATA

     The following selected financial information is qualified by reference to, and should be read in conjunction with, the Company's Financial Statements and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus. The selected income statement data for the fiscal years ended August 28, 1993, August 27, 1994 and September 2, 1995 and the selected balance sheet data as of August 27, 1994 and September 2, 1995 are derived from the Company's audited financial statements which are included elsewhere herein. The selected income statement data and balance sheet data for the nine month periods ended May 27, 1995 and June 1, 1996 have been derived from, and are qualified by reference to, the Company's unaudited interim financial statements included elsewhere herein and include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the results of the Company for such periods. Results for interim periods are not necessarily indicative of results that may be achieved for the full fiscal year. The selected balance sheet data as of August 31, 1991, August 29, 1992 and August 28, 1993 and the selected income statement data for the fiscal years ended August 31, 1991 and August 29, 1992 are derived from audited financial statements of the Company not included herein.

                                                              Fiscal Year Ended               Nine Months Ended
                                 -----------------------------------------------------------  ------------------
                                    August 31, August 29, August 28, August 27, September 2,
                                       1991       1992       1993       1994       1995        May 27,   June 1,
                                    (52 weeks) (52 weeks) (52 weeks) (52 weeks) (53 weeks)      1995     1996
                                 -----------------------------------------------------------  ------------------
                                                          (amounts in thousands, except per share data)
Income Statement Data:
     Net sales ..................   $118,851   $125,454   $142,287   $174,682   $248,483      $182,025   $224,527
     Gross profit ...............     52,309     55,385     61,796     74,852    103,288        75,534     93,263
     Operating expenses .........     40,722     42,454     44,376     50,234     69,049        50,170     61,214
     Restructuring charge .......       --         --         --         --         --            --        8,600
     Income from operations .....     11,587     12,931     17,420     24,618     34,239        25,364     23,449
     Income taxes ...............        276        323        418        813        765           612      1,947
     Net income .................      8,355     10,458     15,682     22,573     31,698        23,432     21,246
     Pro forma net income(1) ....      5,222      6,523      9,740     14,149     18,235        14,547     14,033(3)
     Pro forma Net income per ...
     share(2) ...................                                               $   0.57      $   0.46   $   0.44(3)
     Pro forma Number of
     shares outstanding(4) ......                                                 31,787        31,787     31,787

Selected Operating Data(4):
     Active customers ...........         65         75         78         98        120          --          125

     Number of SKUs .............        125        140        150        170        231          --          302
     Orders entered .............        N/A        967      1,103      1,348      1,833          --        1,560
     Number of publication titles
     (not in thousands) .........        N/A         12         13         20         38          --           61
     Number of publications
     mailed .....................        N/A      2,447      2,688      4,794      6,604          --        5,167
     Revenues per employee.......   $    185   $    189   $    201   $    214   $    249          --     $    262

                                    August 31, August 29, August 28, August 27, September 2,   June 1,
                                       1991       1992       1993       1994       1995        1996
                                   ----------- ---------- ---------- ---------- ------------  --------
                                                        (amounts in thousands)
Balance Sheet Data (at period end):
   Working capital ........         $ 30,242   $ 54,158   $ 57,335   $ 48,726   $ 81,228      $143,735
   Total assets ...........           81,442     75,745     80,853     91,307    139,032       219,565
   Short-term debt ........           31,577        498        665     12,728      9,208            51

   Long-term debt, net of
   current portion ........                0     23,762     18,374      3,220     30,969        14,057
   Shareholders' equity ...           39,229     40,187     49,708     55,750     72,088       165,105

                                                       (Footnotes on next page)
                                       11

                                                 (Footnotes from previous page)
- ----------
(1) Gives pro forma effect to "C" corporation taxation at an assumed annual rate of 39.5%, to the elimination of $677 of pretax officer's compensation for fiscal 1995, and, for fiscal 1995, to a $3,000 deferred compensation expense, which in the future will be recorded ratably over a five year vesting period, attributable to the granting of restricted stock to certain key employees. Assuming $600 of such ongoing annual deferred compensation expense, pro forma net income in fiscal 1995 would have been $19,687 and pro forma net income per share would have been $0.62. See Note 14 of Notes to Financial Statements.
(2) Pro forma net income per share is calculated by dividing pro forma net income by pro forma shares outstanding, which gives effect to (i) 23,475,000 shares of Class B Common Stock, (ii) 8,050,000 shares of the Class A Common Stock offered in the Initial Public Offering, (iii) 156,394 shares of Class A Common Stock issued to certain of the Company's employees pursuant to the Company's 1995 Restricted Stock Plan and (iv) 105,263 shares of Class A Common Stock issued to shareholders of an affiliated corporation acquired by MSC.
(3) Excluding the tax-effected impact of the restructuring charge of $8,600 in the nine month period ended June 1, 1996, pro forma net income for that period would have been $19,233, or $0.61 per share.
(4) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     In recent years, the Company made the strategic decision to leverage its strength as a low-cost value-added MRO provider by adding new categories of MRO supplies, such as welding and electrical supplies, which has increased sales to existing customers and allowed the Company access to new customers. The Company believes that revenues have increased, in part, as a result of the increase in the number of stock keeping units ("SKUs"); however, the Company is unable to quantify precisely the impact of such increase. The Company intends to continue to add new product categories and increase the number of products offered in existing product categories in its efforts to gain new customers and increase sales from existing customers. During fiscal 1996, the Company added over 70,000 SKUs and expects to add approximately 25,000 SKUs during each of the next two fiscal years. The Company generally adds SKUs in response to the feedback it receives from its existing customers. In this way, the Company seeks to increase purchases from existing customers through increased product offerings that it knows are desired by its customers. While adding new product categories is important to increasing volume and profits, this expansion will result in increases in the Company's inventory purchases. The Company also seeks to expand its customer base by offering its increased product lines and product offerings to customers who have not previously purchased merchandise from the Company. There can be no assurance that the Company will be able to increase the number of SKUs offered or that the correlation between the number of SKUs offered and revenues will continue.

     The Company significantly expanded its direct mail marketing program from approximately 2.4 million pieces in fiscal 1993 to 6.6 million pieces in fiscal 1995. In fiscal 1996, the Company adopted a more focused strategy for targeting mailing pieces and increased its level of investment in new products and distribution capabilities. Accordingly, in fiscal 1996, mailings remained relatively flat at 6.3 million pieces. Targeted mailings to customers or potential customers are designed to maximize the Company's return in relation to its marketing expenditures. The Company utilizes its customer databases to match specific customer profiles with an expanding selection of catalog titles which emphasize specific product categories. The Company believes that increasing mailings to more targeted customer segments has resulted in increased marketing productivity.

     In fiscal 1997, the Company intends to take advantage of the additional products offered and its expanded distribution capabilities by further increasing its direct marketing efforts. Such increases in direct marketing expenditures are expected to benefit from the expanded products offerings and improved distribution capabilities; however, the costs associated with this program will be incurred substantially in advance of increased sales and may negatively impact operating margins in the short term. Such costs are expected to be offset, in part, by increases in vendor funded co-op payments which will offset a portion of the catalog and mailing expenses. There can be no assurance that continued expansion of the Company's direct mail marketing program will result in new customers or an increase in sales from existing customers.

     Revenues per employee increased from $185,000 in fiscal 1991 to an annualized rate of $262,000 during the first nine months of fiscal 1996. The Company believes that this increase in revenues per employee is indicative of its efforts to achieve higher levels of efficiency and cost savings at the employee level. Commencement of shipping operations at the Elkhart, Indiana distribution center has had a negative impact on revenues per employee. Further, commencement of shipping operations at the Harrisburg, Pennsylvania distribution center may have a negative impact on revenues per employee until such time as this facility is fully operational. The Company will continue to improve the efficiency and performance of its employees, although there can be no assurance that this can be accomplished.

     The number of annual orders entered and processed has increased from approximately 1.0 million in fiscal 1992 to an annualized rate of approximately
2.1 million per year during the first nine months of fiscal 1996. The average order size of approximately $130 has remained relatively constant throughout this period. The Company believes that its targeted marketing campaign strategy to continue to add new product categories and new products within existing categories and increased efficiencies in order processing have been significant contributing factors to the Company's increase in orders and, accordingly, sales, both from existing customers and from new customers. However, there can be no assurance that the Company will be able to continue to grow at rates recently experienced or at all.

     In fiscal 1996 and through the first half of fiscal 2001, the Company will record a non-cash deferred compensation charge at a rate of approximately $600,000 per year as a result of the issuance of 156,657 shares of Class A Common Stock to certain of the Company's employees pursuant to the Company's 1995 Restricted Stock Plan.

     MSC commenced shipping operations at its new distribution center in Elkhart, Indiana during fiscal 1996 in order to improve the Company's efficiency, geographic distribution and market penetration. The opening of this new distribution center required a substantial capital investment, including expenditures for real estate and construction, and substantial investment for inventory. The opening has also adversely impacted distribution expenses as a percentage of sales, inventory turnover and return on investment in the periods prior to and since the commencement of operations. Additionally, until sales volumes mature at this new distribution center, expenses as a percentage of sales may be adversely impacted. During fiscal 1996, the Company also incurred substantial capital investment in commencing its relocation of its Long Island distribution center to Harrisburg, Pennsylvania. The relocation is likely to have the same adverse effects as the opening of the Elkhart, Indiana distribution center on distribution expenses as a percentage of sales, inventory turnover and return on investment over the next two fiscal years.


Results of Operations

     The following table represents the Company's net sales and statement of income data expressed as a percentage of net sales for the three most recent fiscal years and the nine months ended May 27, 1995 and June 1, 1996:

                                               Fiscal Year Ended                     Nine Months Ended
                                   -----------------------------------------    -------------------------
                                    August 28,     August 27,    September 2,      May 27,        June 1,
                                      1993            1994           1995           1995           1996
                                    ----------     ----------    ------------      -------        -------

Net sales (dollars in thousands)   $  142,287     $  174,682     $  248,483     $  182,025     $  224,527
                                   ==========     ==========     ==========     ==========     ==========

Net sales ......................        100.0%         100.0%         100.0%         100.0%         100.0%
Gross profit ...................         43.4           42.9           41.6           41.5           41.5
Operating expenses .............         31.2           28.8           27.8           27.6           27.3
Restructuring charge ...........         --             --             --             --              3.8
Income from operations .........         12.2           14.1           13.8           13.9           10.4
Net interest expense ...........         (0.7)          (0.4)          (0.7)          (0.7)          (0.2)
Net income .....................         11.0           12.9           12.8           12.9            9.5
Pro forma net income ...........          6.8            8.1            7.3            8.0            6.3

Thirty-Nine Weeks Ended June 1, 1996 Compared to Thirty-Nine Weeks Ended May 27, 1995

     Net sales increased by $42.5 million, or 23.3%, to $224.5 million in the first nine months of 1996, from $182.0 million in the first nine months of 1995. This increase was primarily attributable to an increase in sales to the Company's existing customers and, to a lesser extent, to an increase in the number of active customers. The increase in sales to existing customers was derived primarily from an increase in the number of SKUs offered.

     Gross profit increased by $17.7 million, or 23.5%, to $93.2 million in the first nine months of 1996, from $75.5 million in the first nine months of 1995. The increase in gross profit was attributable to increased sales. As a percentage of sales, gross profit remained constant at 41.5% for each of the respective periods.

     Operating expenses, exclusive of the restructuring charge, increased by $11.0 million, or 22.0%, to $61.2 million in the first nine months of 1996 from $50.2 million in the first nine months of 1995. This increase was attributable to increased sales volume, which required added staffing and support. As a percentage of sales, operating expenses declined slightly from 27.6% to 27.3%.

     Income from operations decreased by $1.9 million, or 7.6%, to $23.5 million in the first nine months of 1996, from $25.4 million in the first nine months of 1995. This decrease was attributable to the aforementioned restructuring charge and increases in operating expenses, offset in part by increased sales and gross profit. Before taking into account the restructuring charge, income from operations would have increased by $6.7 million, or 26.4%, to $32.0 million.

     Net income decreased by $2.2 million, or 9.3%, to $21.2 million in the first nine months of 1996, from $23.4 million in the first nine months of 1995. The decrease in net income is primarily attributable to the restructuring charge and taxation at "C" corporation rates, partially offset by increased sales and gross profit. Before taking into account the restructuring charge, net income would have increased by $6.4 million, or 27.4%, to $29.9 million. Fiscal Year Ended September 2, 1995 Compared to Fiscal Year Ended August 27, 1994

     Net sales increased by $73.8 million, or 42.2%, to $248.5 million in fiscal 1995 from $174.7 million in fiscal 1994. This increase was attributable to a 20% increase in the number of SKUs offered by MSC, a 19% increase in revenues per SKU and the inclusion of an extra week in fiscal 1995 (the Company's fiscal years contain either 52 or 53 weeks). These increases also reflect a 24% increase in the average number of active customers and a 15% increase in average annual sales per customer. The Company believes that the new customers were attracted as a result of direct marketing expenditures of $6.5 million in fiscal 1995 compared to expenditures of $3.9 million in fiscal 1994 (net of cooperative advertising revenues of approximately $1.1 million in fiscal 1995 and approximately $0.5 million in fiscal 1994), as well as the addition of 24 new sales representatives and the opening of 4 new branch offices. The Company believes that average sales per customer increased primarily as a result of the increased selection of merchandise available as reflected by the increased SKU count, as well as increased direct marketing efforts.

     Gross profit increased by $28.4 million, or 38.0%, to $103.3 million in fiscal 1995 from $74.9 million in fiscal 1994. As a percentage of sales, gross profit margins in fiscal 1995 declined to 41.6% from 42.9% in fiscal 1994. The absolute increase in gross profit was attributable to increased sales and the inclusion of an extra week in fiscal 1995, offset in part by decreasing margins. Gross profit margins declined, in part, due to the introduction of approximately 61,000 new SKUs in fiscal 1995. New SKUs are typically introduced at slightly reduced prices in order to establish such products in the marketplace. The Company believes that new product introductions will ultimately result in increased gross margins when new product volumes reach levels that are customary for mature products. Operating software improvements allowing better control over buying and pricing decisions were implemented during fiscal 1995 and are expected to have a positive impact on margins for fiscal 1996 and beyond.

     Operating expenses increased by $18.8 million, or 37.5%, to $69.0 million in fiscal 1995 from $50.2 million in fiscal 1994. As a percentage of sales, operating expenses in fiscal 1995 declined to 27.8% from 28.8% in fiscal 1994. The absolute increase in operating expenses was attributable to increased sales volumes which required added staffing and support and the inclusion of an extra week in fiscal 1995. The decline in operating expenses as a percentage of sales was attributable to leveraging of fixed costs over a larger revenue base, the realization of economies of scale and installed technological improvements such as increased automation of order processing and improvements in fulfillment processes. The improvements were offset, in part, by increased direct marketing expenditures necessary to expand the Company's customer base and product development, marketing and stocking costs necessary to support the increased SKU count. The Company expects to incur approximately $3.5 million of additional operating, personnel and depreciation expenses during fiscal 1996 with respect to its new Elkhart, Indiana distribution facility. This facility will continue to incur similar expenses until commencement of full scale operations in fiscal 1997.

     Income from operations increased by $9.6 million, or 39.1%, to $34.2 million in fiscal 1995 from $24.6 million in fiscal 1994. As a percentage of sales, income from operations in fiscal 1995 decreased to 13.8% from 14.1% in fiscal 1994. This decrease reflects the cumulative effects of a 1.3% decline in gross profit margins offset by a 1.0% improvement in operating expenses as a percentage of sales.

     Net interest expense increased by $1.1 million, or 160.8%, to $1.8 million in fiscal 1995 from $0.7 million in fiscal 1994. This increase was primarily attributable to additional borrowings necessary to fund increased investments in inventory. Additionally, the Company experienced a small increase in its average interest rates paid during fiscal 1995.

     Net income increased by $9.1 million, or 40.4%, to $31.7 million in fiscal 1995 from $22.6 million in fiscal 1994. As a percentage of sales, net income in fiscal 1995 decreased to 12.8% from 12.9% in fiscal 1994. This decrease reflects the cumulative effects of a 1.3% decline in gross profit margins and a 0.3% increase in net interest expense as a percentage of sales, offset by a 1.0% improvement in operating expenses as a percentage of sales.

     Pro forma net income increased by $4.1 million, or 28.9%, to $18.2 million in fiscal 1995 from $14.1 million in fiscal 1994. As a percentage of sales, pro forma net income in fiscal 1995 decreased to 7.3% from 8.1% in fiscal 1994. This change in pro forma net income reflects the cumulative effects of the changes in net income plus the elimination for purposes of calculating pro forma results of $677,000 of pretax officer's compensation in fiscal 1995. Additionally, the fiscal 1995 pro forma net income reflects the impact of a $3 million adjustment for deferred compensation expense attributable to the granting of an equivalent amount of restricted stock to certain key employees. The Company will record compensation expense associated with these restricted stock grants of approximately $600,000 per year in each of the next five years.


Fiscal Year Ended August 27, 1994 Compared to Fiscal Year Ended August 28, 1993

     Net sales increased by $32.4 million, or 22.8%, to $174.7 million in fiscal 1994 from $142.3 million in fiscal 1993. This increase was directly attributable to an 13.0% increase in the number of SKUs offered and an 8.3% increase in revenues per SKU. These increases were driven by a 15% increase in the average number of active customers and a 7% increase in average annual sales per customer. The Company believes that the new customers were attracted as a result of direct marketing expenditures of $3.9 million in fiscal 1994 compared to $3.1 million in fiscal 1993 (net of cooperative advertising revenues of approximately $0.5 million in fiscal 1994 and $0.3 million in fiscal 1993) as well as the addition of 25 new sales representatives and the opening of 2 new branch offices.

     Gross profit increased by $13.1 million, or 21.1%, to $74.9 million in fiscal 1994 from $61.8 million in fiscal 1993. As a percentage of sales, gross profit margins declined to 42.9% in fiscal 1994 from 43.4% in fiscal 1993. The absolute increase in gross profit was attributable to increased sales, offset in part by decreasing margins. Gross profit margins declined, in part, due to the introduction of 20,000 new SKUs in fiscal 1994. New SKUs are typically introduced at slightly reduced prices in order to establish such products in the marketplace. The Company believes that new product introductions will ultimately result in increased gross margins when new product volumes reach levels that are customary for mature products.

     Operating expenses increased by $5.9 million, or 13.2%, to $50.2 million in fiscal 1994 from $44.4 million in fiscal 1993. As a percentage of sales, operating expenses declined to 28.8% in fiscal 1994 from 31.2% in fiscal 1993. The absolute increase in operating expenses was attributable to increased sales volumes that required added staffing and support. The decline in operating expenses as a percentage of sales was attributable to leveraging of fixed costs over a larger revenue base, the realization of economies of scale and installed technological improvements such as increased automation of order processing and improvements in fulfillment processes. These improvements were offset, in part, by increased direct marketing expenditures necessary to expand the Company's customer base and product development, marketing and stocking costs necessary to support the increased SKU count.

     Income from operations increased by $7.2 million, or 41.3%, to $24.6 million in fiscal 1994 from $17.4 million in fiscal 1993. As a percentage of sales, income from operations in fiscal 1994 increased to 14.1% from 12.2% in fiscal 1993. This 1.9% improvement reflects the cumulative effects of a 0.5% decline in gross profit margins offset by a 2.4% improvement in operating expenses as a percentage of sales.

     Net interest expense decreased by $0.3 million, or 30.3%, to $0.7 million in fiscal 1994 from $1.0 million in fiscal 1993. This decrease was primarily attributable to a reduction in borrowings necessary to fund inventory. During this period, inventory levels as a percentage of sales decreased as a result of the implementation of a program to improve inventory productivity which resulted in inventory turns increasing from 1.7x to 1.9x. Additionally, during fiscal 1994, the Company experienced a small increase in its average interest rates paid compared to fiscal 1993.

     Net income increased by $6.9 million, or 43.9%, to $22.6 million in fiscal 1994 from $15.7 million in fiscal 1993. As a percentage of sales, net income in fiscal 1994 increased to 12.9% from 11.0% in fiscal 1993.

     Pro forma net income increased by $4.4 million, or 45.3%, to $14.1 million in fiscal 1994 from $9.7 million in fiscal 1993. As a percentage of sales, pro forma net income in fiscal 1994 increased to 8.1% from 6.8% in fiscal 1993. This change in pro forma net income reflects the cumulative effects of changes in net income.

Quarterly Results and Seasonality

     The following table sets forth unaudited financial data for each of the Company's last eleven fiscal quarters.

                                             Year Ended August 27, 1994                    Year Ended September 2, 1995
                                   --------------------------------------------   ------------------------------------------
                                     First     Second       Third       Fourth      First       Second    Third       Fourth
                                    Quarter   Quarter      Quarter     Quarter     Quarter     Quarter   Quarter     Quarter
                                    -------   -------      -------     -------     -------     -------   -------     -------
                                                          (dollars in thousands, except per share data)
Income Statement Data:
  Net sales..................       $38,877   $43,232     $47,952     $44,621      $54,118     $61,187   $66,719    $66,459
  Income from operations.....         5,091     6,147       6,948       6,432        6,640       8,473    10,248      8,878
  Net income.................         4,524     5,648       6,666       5,785        6,210       7,880     9,311      8,297
  Pro forma net income(1)....         2,851     3,540       4,189       3,569        3,845       4,900     5,782      3,708(2)

                                    Year Ending August 31, 1996
                                   -------------------------------
                                      First   Second         Third
                                     Quarter  Quarter      Quarter
                                     -------  -------      -------

Income Statement Data:
  Net sales..................       $69,681    $74,631     80,215
  Income from operations.....         8,766     10,305      4,378
  Net income.................         7,988     10,950      2,758
  Pro forma net income(1)....         4,969      6,305

- ----------
(1) Gives pro forma effect to "C" corporation taxation at an assumed annual rate of 39.5%.
(2) Gives pro forma effect to the elimination of $677 of pre-tax officer's compensation and the impact of a $3,000 adjustment for deferred compensation expense attributable to the granting of restricted stock to certain key employees.


     The Company has generally experienced slightly lower sales volumes during the summer months and the Company expects this trend to continue in the foreseeable future. As a result, net income in its fourth fiscal quarter is somewhat lower than in the third fiscal quarter, due largely to the continuation of the Company's fixed costs during slower sales periods. The Company's quarterly results of operations may also fluctuate as a result of a variety of other factors, including the timing of commencement of operations at new distribution centers.

Liquidity and Capital Resources

     The Company's primary capital needs have been to fund (i) the working capital requirements necessitated by its sales growth and (ii) prior to the Reorganization distributions to its existing shareholders, primarily to satisfy their tax liabilities resulting from the S Corporation status of the Operating Subsidiary. The Company's primary sources of financing have been cash from operations, bank borrowings under the Credit Facility, subordinated loans from shareholders and, during fiscal 1996, a portion of the proceeds from the Initial Public Offering. The Company anticipates that the proceeds from this Offering, its cash flows from operations and available lines of credit will be adequate to support its operations for the immediate future and for at least the next 24 months.

     In March 1996, the Company commenced shipments from its Elkhart, Indiana distribution center, which will provide next day service to most of the midwestern United States. The increases in inventory reflected in the June 1, 1996 balance sheet are substantially the result of the opening of this facility.

     Under the terms of the Credit Facility, the Company has available unsecured borrowings of up to $80 million. Interest on amounts borrowed may be paid at the option of the Company at a rate per annum equal to the lead bank's prime or reference rate (8.25% at June 1, 1996), or alternatively at the bankers' acceptance rate or LIBOR rate plus margins, which vary from .45% to .75% per annum. The Credit Facility contains certain covenants limiting mergers, use of proceeds, indebtedness, liens, investments, sale of assets and acquisitions. The Credit Facility also contains certain financial covenants which require the Company to maintain a minimum net worth, ratio of current assets to current liabilities, ratio of liabilities to effective net worth, minimum interest coverage ratio and positive net income, to refrain from capital expenditures in excess of certain amounts and to limit the issuance of dividends. The Company is currently in compliance with these financial covenants and has been in compliance with all applicable financial covenants during the term of the Credit Facility. As of June 1, 1996, the Company had outstanding borrowings under the Credit Facility of approximately $13.5 million, a portion of which was used in connection with inventory purchases for the Elkhart, Indiana distribution center.

     Net cash used in operating activities increased $23.5 million to $27.3 million from $3.8 million for the thirty-nine week periods ended June 1, 1996 and May 27, 1995, respectively, primarily due to purchases of inventory in connection with the stocking of the Elkhart distribution center and introduction of new products. Net cash provided by (used in) operating activities was $13.6 million, $21.0 million and $(1.2) million in fiscal 1993, 1994 and 1995, respectively. The increase from fiscal 1993 to fiscal 1994 was primarily due to increased net income, an increase in accounts payable and accrued expenses and a reduction in prepaid catalog expense partially offset by increased inventory and accounts receivable levels. The decrease from fiscal 1994 to fiscal 1995 resulted principally from an increase in inventory due to investments in the new Elkhart, Indiana distribution center and a build-up of inventory for the introduction of approximately 70,000 new SKUs in September 1995. Net cash used in investing activities for the thirty-nine week periods ended June 1, 1996 and May 27, 1995 was approximately $15.4 million and $7.7 million, respectively. The increase substantially represents costs associated with the construction of the distribution centers in Elkhart, Indiana and Harrisburg, Pennsylvania. Net cash used in investing activities in fiscal 1995 of $9.5 million was primarily as a result of purchases of property, plant and equipment. Net cash used in investing activities in fiscal 1994 of $2.8 million was primarily attributable to purchases of property, plant and equipment, as well as the acquisition of a business for $629,000. In fiscal 1993, net cash used in investing activities was $1.5 million as a result of purchases of property, plant and equipment. Net cash provided by financing activities during the thirty-nine week periods ended June 1, 1996 and May 27, 1995 was approximately $43.7 million and $8.1 million, respectively. The increase is primarily attributable to proceeds received from the Company's Initial Public Offering, net of repayments of borrowings and distributions to "S" corporation shareholders. Net cash provided by (used in) financing activities was $(12.3) million, $(15.0) million and $7.9 million in fiscal 1993, 1994 and 1995, respectively, primarily reflecting the Company's borrowings in connection with the Credit Facility and additional bank borrowings in fiscal 1995 principally to fund the growth in inventory.

     Prior to the Reorganization, the Operating Subsidiary was treated as an S Corporation under subchapter S of the Internal Revenue Code of 1986 and applicable state tax laws. Upon the consummation of the Reorganization, the status of the Operating Subsidiary as an S Corporation was terminated and the Operating Subsidiary and the Company are now subject to federal and state income taxes at applicable corporate tax rates. Prior to the Initial Public Offering, the Operating Subsidiary paid the S Corporation Dividend to the then existing shareholders in the aggregate amount of approximately $62 million, which amount was equal to substantially all previously taxed, undistributed S Corporation earnings.

                                    BUSINESS

General

     MSC is one of the largest direct marketers of a broad range of industrial products to small and mid-sized industrial customers throughout the United

States. The Company distributes a full line of industrial products, such as cutting tools, abrasives, measuring instruments, machine tool accessories, safety equipment, fasteners, welding supplies and electrical supplies, intended to satisfy its customers' maintenance, repair and operations ("MRO") supplies requirements. The Company offers over 300,000 SKUs through its 3,560 page master catalog and weekly, monthly and quarterly specialty and promotional catalogs, newspapers and brochures, which are supported by 32 customer service locations. Most of the Company's products are carried in stock, and orders for these products are typically fulfilled on the day on which the order is received.

     MSC has grown rapidly due to expanded product offerings, increased catalog distribution and supplemental mailings and geographic expansion. The Company's net sales have increased at a compound annual rate of 20% from $118.9 million in fiscal 1991 to $248.5 million in fiscal 1995. During this same period, income from operations increased at a compound annual rate of 32% from $11.6 million to $34.2 million. These growth trends have continued during fiscal 1996. For the nine months ended June 1, 1996, net sales increased by $42.5 million, or 23.3%, to $224.5 million from $182.0 million for the nine months ended May 27, 1995, and income from operations, before taking into account the relocation costs associated with the move of the Company's Long Island distribution center to Harrisburg, Pennsylvania increased by $6.7 million, or 26.4%, to $32.0 million from $25.4 million for the nine months ended May 27, 1995. The Company also expects to realize modest future growth from three acquisitions effected during fiscal 1996.

     MSC's business strategy is to provide an integrated, low cost solution to the purchasing, management and administration of its customers' MRO needs. MSC has positioned itself to add value to its customers' purchases by reducing their total MRO supplies costs, taking into account both the direct cost of products and the administrative, personnel and financial cost of obtaining and maintaining MRO supplies. MSC's extensive product offerings allow customers to reduce the administrative burden of dealing with many suppliers for their MRO needs. The Company guarantees same-day shipping of products, approximately 95% of which are generally kept in stock, thereby enabling customers to reduce their inventory investment and carrying costs. The Company reduces its customers' administrative paperwork, costs of shipping and personnel costs related to internal distribution and purchase order management by consolidating multiple purchases into a single shipment, providing a single invoice relating to multiple purchases over varying periods of time and offering the ability to direct shipments to specific departments and personnel within a single facility or multiple facilities.

     The Company's customers include a wide range of purchasers of industrial supply products, from one-man machine shops to Fortune 500 companies. The Company focuses on selling relatively higher margin, lower volume products and has an average order size of approximately $130. MSC has in excess of 125,000 active customers (companies that have purchased at least one item during the past 12 months), which are typically small and mid-size companies. MSC's customers select desired products from the Company's various publications and place their orders by telephone, facsimile or direct computer link.

     The Company operates primarily in the United States, with customers in all 50 states, through a network of three regional distribution centers and 32 branch offices. The Company's existing distribution centers are located in Long

Island, New York, Atlanta, Georgia and Elkhart, Indiana. The Company has commenced plans to relocate its Long Island distribution center to Harrisburg, Pennsylvania. The Harrisburg, Pennsylvania distribution center is expected to commence shipping and be fully operational in the first half of fiscal 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The strategic locations of the Company's current distribution centers allow for next day delivery via low cost ground carriers in 28 states located primarily in the eastern United States. The Company's experience has been that areas accessible by next day delivery generate significantly greater sales than areas where next day delivery is not available. Accordingly, the Company's long-term strategy is to establish additional distribution centers in the West and Southwest, supported by local branch offices, to expand the Company's geographic coverage of next day delivery throughout the continental United States.

Industry Overview

     The Company operates in a large, fragmented industry characterized by multiple channels of distribution. The total United States market for MRO supplies of the categories of industrial products sold by MSC is estimated to be in excess of $140 billion annually, with the top 50 industrial distributors accounting for approximately 12% of the market. The Company believes that approximately 135,000 small retailers, dealerships and distributors, substantially all of which have annual sales of less than $10 million, supply over 65% of the market. The distribution channels in the industrial products market include retail outlets, small distributorships, national, regional and local distributors, direct mail suppliers, large warehouse stores and manufacturers' own sales forces.

     Almost every industrial, manufacturing and service business has an ongoing need for MRO supplies. The Company believes that because most businesses focus primarily on their manufacturing processes or services provided, relatively little attention is given to MRO purchasing. Except in the largest industrial plants, MRO supplies inventories may not be effectively managed or monitored, resulting in higher purchasing costs and increased administrative burdens. MRO items are generally purchased by personnel whose primary functions involve areas other than the acquisition of MRO supplies. Within larger facilities, such items are frequently stored in multiple locations, resulting in excess inventories and duplicative purchase orders. MRO items are frequently purchased by multiple personnel in uneconomic quantities and a substantial portion of most facilities' MRO supplies are "one-time purchases," resulting in higher purchasing costs and time-consuming administrative efforts by multiple plant personnel.

     The Company believes that the administrative costs associated with placing a MRO purchase order can be in excess of $100 per order. Awareness of these high costs and purchasing inefficiencies as referenced above has been driving large companies to streamline the purchasing process by utilizing a limited number of suppliers who can provide adequate selection, prompt delivery and superior customer service. Customized billing practices and report generation capabilities tailored to customer objectives are also becoming an increasingly important feature of the total cost reduction model to customers and has significantly reduced the need for purchasing agents and administrative personnel. The Company believes that the mid-size customer has begun to respond to industry and economic pressures and is moving more rapidly toward the more efficient, cost saving, single supply source offered by the Company. The Company also believes that the small shop customer is just beginning to realize the value of suppliers such as MSC in reducing overall costs through reductions in paperwork, multiple sources of supply, inventory stocks and delivery times.

     Despite the apparent inefficiencies of the traditional MRO purchasing process, long-standing relationships with local retailers and distributors have generally perpetuated the status quo. Due to limited capital availability, high operating cost structures and relatively small sales volumes, suppliers to the industrial market are experiencing increasing pressure to consolidate and curtail services and certain product lines in order to remain competitive. Even large suppliers with extensive field sales forces are finding it increasingly difficult to visit all buyers cost-effectively and provide the support necessary to satisfy customer demands for control of costs and improved efficiency. The Company believes that the relative inability of traditional distribution channels to respond to these changing industry dynamics has created a continuing opportunity for the growth of direct marketing organizations such as MSC. As a result of these dynamics, large warehouse stores and direct mail marketers have captured an increasing share of sales by providing lower total purchasing costs, better product selection and a higher level of service.

     MSC has developed a low cost solution to the purchasing inefficiencies and high costs described above. Customers that purchase products from MSC will generally find that their total purchasing costs are reduced through consolidation of multiple sources of supply into a single supplier, consolidation of multiple purchase orders into a single purchase order, consolidation of multiple invoices into a single invoice, significant reduction in tracking of invoices, significant reduction in stocking decisions and elimination of purchases for inventory and, through the Company's electronic ordering system, the elimination of paper orders and invoices. The Company's customers will generally notice a reduction in purchasing costs, inventory carrying costs and administrative inefficiency.

Business Strategy

     The Company's business strategy is to provide its customers with a low cost means for obtaining and maintaining MRO supplies, which strategy includes the following key elements: (i) having a broad selection of in-stock products; (ii) providing prompt response and same-day shipping; (iii) providing superior, value-added customer services; (iv) engaging in targeted direct mail marketing; and (v) a commitment to technological innovation. As a result of this strategy, the Company is able to lower its customers' overall MRO supplies costs by reducing administrative paperwork, shipping costs, internal distribution costs and inventory investment and carrying costs.

     o    Breadth of Products. The Company believes that its ability to offer its customers a broad spectrum of brand name and generic MRO products and a "good-better-best" product selection alternative (similar product offerings with varying degrees of name recognition, quality and price, thus permitting the customer to choose the appropriate product for a specific task at the lowest cost), has been critical to its success. The Company's customers are increasingly consolidating their purchasing into fewer suppliers to reduce the administrative burden of ordering from multiple suppliers. By offering for sale over 300,000 products, approximately 95% of which are in stock and available for immediate shipment, the Company aims to provide a broad range of merchandise in order to become its customers' preferred supplier of MRO products.

     o Same-Day Shipping. The Company's guaranteed same-day shipping of products results in delivery the next day or second day for customers in most of the continental United States. This prompt delivery allows customers to reduce the administrative burden of dealing with many suppliers and reduces inventory investment and carrying costs. The Company fulfills its same-day shipment of orders guarantee more than 99.9% of the time. The Company's experience has been that areas accessible by next day delivery will generate significantly greater sales than areas where next day delivery is not available. The strategic locations of the Company's distribution centers allow next day delivery via low cost ground carriers in 28 states located in the eastern United States.

     o Superior Customer Service. Customer service is a key element in becoming a customer's preferred provider of MRO supplies. The Company emphasizes customer service and supports this superior service with sophisticated information systems and extensive training. Utilizing its proprietary customer support software, the Company's in-bound telemarketing representatives implement the Company's "one call does it all" philosophy. Telemarketing representatives are able to inform customers on a real time basis of the Company's in-stock inventory availability, recommend substitute products, verify credit information, receive special, custom or manufacturer direct orders, cross-check inventory items using customer product codes previously entered into the Company's information systems and provide technical product information. The Company believes that its simple, one-call method of fulfilling all purchasing needs of a customer through a single highly trained telemarketing representative supported by the Company's proprietary information systems results in greater efficiency for customers and increased customer satisfaction. To complement its superior customer service, the Company seeks to ease the administrative burdens on its customers by offering electronic data interchange ("EDI") ordering, customized billing services, customer savings reports, bulk discounts, stocking of specialty items specifically requested by customers and other customized report features.

     o Targeted Direct Mail Marketing Strategy. MSC's primary tool for marketing and product reference is a master catalog containing over 3,560 pages and 300,000 items, which is distributed twice per year (once per year prior to fiscal 1996). The Company's catalog was supplemented by approximately 70 specialty and promotional catalog, brochure and newspaper titles in fiscal 1996, covering such specialty areas as welding, cutting tools, measuring instruments, abrasives, industrial supply, and hose and tubing. The Company uses its database of approximately 180,000 companies and 685,000 individuals, and also purchases mailing lists of prospective customers, to target the distribution of these various publications to specific individuals within an organization whose purchasing history or other criteria suggest receptivity to mailings of specific publication titles. The use of specialty and promotional publications, which are produced in-house, increases productivity through lower costs, increased response rates and more efficient use of advertising space. MSC's publications mailings have increased from 2.4 million in fiscal

          1992 to approximately 6.6 million in fiscal 1995. The number of targeted marketing pieces mailed in fiscal 1996 decreased to 6.3 million as the Company adopted a more focused strategy for distributing targeted marketing pieces. In fiscal 1997, the Company intends to take advantage of the additional products offered and its expanded distribution capabilities by substantially increasing its direct marketing efforts. The Company's expenditures on direct mail has increased from $3.8 million in fiscal 1992 to approximately $10 million in fiscal 1996, and are budgeted to grow to $12 million in fiscal 1997.

     o Commitment to Technological Innovation. The Company uses technology to improve customer service and to reduce its operating costs through more effective buying practices, automated inventory replenishment and efficient order fulfillment operations. MSC's proprietary software tracks all 300,000 SKUs and enables the customer and the telemarketing representative to determine the availability of products in stock on a real time basis and to evaluate alternative products and pricing. The Company's EDI system allows a customer to order products directly, set purchase limits for particular buyers, run customized reports of purchasing history and select from a variety of billing options. The information systems developed by the Company enhance inventory management and turnover, customer service and cost reduction for both MSC and its customers. In addition to internal and customer information systems, the Company continually upgrades its distribution methods and systems to improve productivity and efficiency. The Company has also developed a World Wide Web information site in anticipation of increased commerce on the Internet.

     The Company believes that direct mail is one of the most effective, low cost methods of reaching customers. The Company continually seeks to reduce its own costs in order to continue to be the integrated low cost solution for its customers. MSC's call centers are a lower cost and more effective alternative to maintaining a large direct sales force. The Company produces its various product and promotional publications in-house, thereby significantly reducing marketing costs. MSC's increasing volume purchasing power has resulted in lower prices from vendors on many of the products it sells and dispersion of central costs over a wider revenue base.

Growth Strategy

     The Company's objective is to become the preferred supplier of industrial products for small and mid-size companies throughout the United States. The Company intends to increase sales to existing and new customers in existing geographic markets served by next day delivery by (i) increasing the number of product lines and SKUs offered; (ii) increasing the circulation of the master catalog and expanding its targeted direct mail campaign; and (iii) acquiring smaller local distributors to gain access to customers while consolidating the acquired operations into existing Company distribution facilities. The Company also intends to increase sales to customers in regions not currently served by next day delivery by increasing the geographic availability of next day delivery.

     o Increased Penetration of Existing Markets. The Company believes that its most significant current opportunity to increase profits results from the incremental revenues which can be realized from existing customers and new customers in existing geographic areas. MSC believes that continuing to increase the breadth of its product line and providing high levels of customer service are the two primary methods for increasing sales to existing customers and attracting new customers. Providing a broader product selection is the most effective way to increase sales to existing customers. Accordingly, MSC has added in excess of 130,000 SKUs over the past two years while simultaneously increasing the Company's inventory turns. By expanding the product lines offered, the Company seeks to satisfy an increasing percentage of the MRO supplies purchases of its customers. Additionally, the Company's ability to deliver such expanding product lines on a next day basis is an important service advantage that results in lower costs to customers. The Company's commitment to superior customer service and a broad product base adds to the convenience and effectiveness of doing business with MSC.

          In fiscal 1997, the Company intends to shift its growth emphasis from increasing its offering of SKUs to increasing the size and diversity of its customer basis. This shift will take advantage of the Company's ability to service the industrial midwestern United States through its Elkhart, Indiana facility. The Company has accumulated a buyer database of approximately 685,000 individuals, and utilizes empirical information from this database to prospect for new customers and supplement its master catalog with directed mailings of specialty and promotional publications intended to increase customer response and product purchases. MSC has increased the number of publication titles distributed over the past several years from 13 in fiscal 1993 to 38 in fiscal 1995 and expects to distribute approximately 70 in fiscal 1996.


     o Expansion into New Markets. The Company operates primarily in the continental United States through a network of three regional distribution centers and 32 branch offices. The strategic locations of the Company's distribution centers allow next day delivery via low cost ground carriers in 28 states located in the eastern United States and second day delivery throughout the rest of the continental United States. The Company's experience has been that sales in areas accessible by next day delivery are significantly greater than in areas with second day delivery. The Company's long-term goal is to open distribution centers in the West and Southwest, supported locally by branch offices, which will expand the Company's geographic coverage of next day delivery throughout the United States.

     o Selected Acquisitions. The Company believes that local market acquisitions of small suppliers of industrial products provide a very attractive opportunity for expanding its customer base in existing markets. Two of the Company's three acquisitions completed during fiscal 1996 operate in markets where the Company already was present. In pursuing such acquisitions, the Company seeks to gain immediate access to the acquired company's customer base while consolidating its operations into existing distribution facilities, thus achieving incremental revenues while incurring limited incremental operating costs.

     The Company will consider expansion into new markets through the acquisition of industrial supply companies with existing distribution facilities. The Company's third acquisition completed during fiscal 1996 operates in a market where the Company previously was not present. The completion of such acquisitions allows the Company to accelerate its growth plans and immediately penetrate new markets in a more efficient manner without the need for lengthy construction periods or significant capital expenditures that will not yield a return on investment for several months or years. Additionally, corporate and administrative infrastructures necessary to support such acquisitions are already in place.

     There can be no assurance that the Company will be able to implement this phase of its growth strategy or that any such acquisitions, if made, will be successfully integrated into the Company's existing operations.

Products

     The Company currently offers in excess of 300,000 SKUs, which represents a 100% increase since 1991. The Company attributes a portion of its sales growth to the total number of SKUs offered. In this regard, the Company intends to continue to add new product categories and increase the number of products offered in existing product categories in its efforts to gain new customers and increase sales from existing customers. The Company's core products include cutting tools, abrasives, measuring instruments, machine tool accessories, machinery and safety products. As part of its strategy of supplying an increasing portion of its customers' MRO needs, the Company has recently expanded its product mix to include plumbing supplies, process instrumentation, hardware, marking products, pumps and pneumatics and has significantly increased its offering of flat stock raw materials and cutting tools. MSC seeks to distinguish itself from its competition through offering both name brand and generic products and significant depth in its core product lines while maintaining competitive pricing. MSC plans to continue to expand its product categories and add a number of new SKUs.

     The Company's offering of specific products from multiple manufacturers at different prices and quality levels permits MSC to offer a good-better-best product selection alternative. This alternative provides the customer a choice among similar product offerings with varying degrees of name recognition, quality and price, thus permitting the customer to choose the appropriate product for a specific task at the lowest cost. For example, if a customer requires a drill bit to drill 100 holes, it would be inefficient to purchase the top-of-the-line name brand which is capable of drilling 10,000 holes. MSC's telemarketing representatives and technical support personnel are trained specifically to assist customers in making intelligent cost-saving purchases. The Company believes that its product alternative offerings and knowledgeable customer service and technical support personnel result in significant amounts of repeat business and are an integral part of MSC's overall customer cost reduction strategy.

     The following table itemizes the product categories currently offered by MSC and the number of SKUs available in each product category:

                                          Number of
               Category                     SKUs
               --------                   ---------

               Cutting Tools              119,000
               Machinery                   27,500
               Fasteners                   24,500
               Tooling                     20,100
               Measuring Instruments       15,700
               Flat Stock Raw Materials    14,300
               Electrical Supplies         10,900
               Power Transmission          10,900
               Plumbing Supplies           10,900
               Material Handling           10,800
               Hand and Power Tools        10,200
               Abrasives                    9,200
               Hose Tube and Fittings       6,700
               Safety Products              5,800
               Process Instrumentation      5,000
               Hardware                     4,600
               Welding                      4,600
               Marking Products             2,800
               Janitorial/Maintenance       2,700
               Lubricants                   1,700
               Pneumatics                   1,100
               Pumps                          800
               Miscellaneous                3,200

                                          -------
                                 Total    323,000
                                          =======

     The Company purchases substantially all of its products directly from approximately 1,700 manufacturers located in the United States. Approximately 10% of products are purchased from manufacturers located overseas. The Company is not materially dependent on any one supplier or small group of suppliers. No single supplier accounted for more than 5% of the Company's total purchases in fiscal 1996. Generic products, primarily machine tools, are manufactured by third parties to the Company's specifications.

Distribution Centers

     A significant number of the Company's products are carried in stock, and approximately 95% of orders are fulfilled from the distribution centers or branch offices. Certain products, such as specialty or custom items and some very large orders, are shipped directly from the manufacturer. The operations of the Company's distribution centers are managed via computer-based SKU tracking systems and radio frequency devices that facilitate the location of specific stock items to make the picking process more efficient. The Company has invested significant resources in technology and automation to increase efficiency and reduce costs, and continuously monitors its order fulfillment process and endeavors to maintain its commitment to technological efficiencies and cost reduction. The Company currently utilizes three distribution centers for product shipment located in Long Island, New York, Atlanta, Georgia and Elkhart, Indiana. The Company commenced shipping from the Elkhart, Indiana distribution center during the current fiscal year. The Elkhart, Indiana distribution center is now fully operational. During the current fiscal year, the Company announced plans to relocate its Long Island distribution center to Harrisburg, Pennsylvania. That distribution center is expected to commence shipping in the beginning of fiscal 1997 and to be fully operational during the first half of fiscal 1997. Over the next several years, the Company intends to open additional distribution centers in the West and Southwest in order to achieve the Company's goal of next day delivery throughout the continental United States.

Sales and Marketing

     The Company's customers include a broad range of purchasers of industrial supply products, from one-man machine shops to Fortune 500 companies. The Company focuses on selling relatively higher margin, lower volume products and has an average order size of approximately $130. The Company focuses its marketing efforts on the small shop segment, consisting of job shops and other small industrial entities with fewer than 100 employees and usually less than $500,000 of annual industrial supplies purchases, and the mid-size corporate segment, consisting of industrial entities with 100-999 employees and annual MRO purchases between $500,000 and $1,000,000. The Company's strategy to pursue the large corporate segment is to develop relationships with, and supply MRO products directly to, integrated supply providers that are hired by large corporations to manage their MRO purchasing and administrative operations.


     The Company believes that its expanded product offerings, rapid delivery capabilities and total cost reduction strategy are critical to expanding its market share. MSC has in excess of 125,000 active customers (companies which have purchased at least one item during the past 12 months). Typically, a customer's MRO purchases are managed by several buyers responsible for different categories of products. The Company targets these individual buyers within an organization and distributes publication titles corresponding to the product categories for which such buyers are responsible. The Company is able to accomplish this directed marketing strategy as a consequence of the depth of customer information contained in its information systems databases. The Company's customers select desired products from the Company's various publications and place their orders by telephone, facsimile or direct computer link.

     The Company has invested significant resources in developing an extensive customer and prospect database. This database, which includes more than 675,000 buyers' names, is a key component of the Company's growth strategy. The customer and prospect database includes detailed information, including company size, number of employees, industry of operation, various demographic and geographic characteristics and personal purchase histories (catalog preference, product preference, order value). The Company supplements this database with third party mailing lists which are screened to the Company's specifications. In fiscal 1996, such lists resulted in over 793,000 mailings to potential buyers who have not previously purchased from MSC. The Company has recently hired a database management professional to utilize more effectively the information contained in the Company's database and purchase lists. The Company believes that this variety and depth of information on its customers offers the Company a significant competitive advantage in increasing sales to existing customers and attracting new customers.

     The Company relies on its approximately 275 in-bound telemarketing representatives, who are responsible for a substantial majority of customer contacts and order entries. These telemarketing representatives are highly trained individuals who build relationships with customers, assist customers in reducing costs, provide technical support, coordinate special orders and shipments with vendors and update customer account profiles in the Company's information systems databases. The Company's "one call does it all" philosophy is predicated on the ability of the telemarketing representative, with the assistance of the Company's information systems databases, to respond effectively to the customer's needs. When a customer places a call to the Company, the telemarketing representative taking the call has immediate access, through the Company's proprietary information systems databases, to that customer's company and specific buyer profile, as well as inventory levels by distribution center on all of the over 300,000 SKUs offered by MSC. The telemarketing representative is able to access historical and current billing information, purchasing profiles, plant and industry information and is prompted to update the information contained in the databases, including employee and buyer personnel information. The Company believes that its information systems databases are an important factor in achieving customer satisfaction and the success of the Company's growth strategy.

     MSC's telemarketing representatives undergo an intensive two week training course, are required to attend regular on-site training seminars and workshops and are monitored and evaluated at regular intervals. Additionally, the telemarketing representatives are divided into teams that are evaluated monthly and monitored on a daily basis by team supervisors. Telemarketing representatives receive technical training regarding various products from vendors and in-house training specialists. The Company also maintains a separate technical support group dedicated to answering specific customer inquiries and assisting customers with the operation of products and finding low cost solutions to manufacturing problems.

     Additionally, the Company employs a direct sales force of approximately 85 sales representatives. These commission-based sales representatives are responsible for presenting the Company's total cost reduction program to existing customers and increasing sales per customer.

Branch Offices

     The Company currently operates 32 branch offices located in 19 states. These branch offices receive approximately 35% of all orders and are staffed with highly trained telemarketing representatives that utilize the same information systems as in the distribution centers. The Company has experienced higher sales growth and market penetration in areas where it has established a branch office and believes its branch offices are critical to the success of the Company's business strategy. In addition to opening new branch offices in support of its distribution centers, the Company has acquired local distributors and converted them to branch offices in new geographic locations to obtain an immediate established local market presence through use of the acquired customer base and integration of its operations with MSC. The Company believes that branch office acquisitions will result in more rapid expansion at a lower cost. See "--Acquisitions."

Publications

     The Company's primary reference tool is its 3,560 page master catalog, which is supported by specialty and promotional catalog, brochure and newspaper titles, approximately 70 of which will be published in fiscal 1996. Specialty and promotional publications permit multiple targeted mailings to customers within various specialty process areas, such as welding, electrical supply and hose and tubing. The Company intends to distribute specialty and promotional catalogs, brochures and newspapers through utilization of the Company's databases and purchased mailing lists to customers whose purchasing history or profile suggests that they are most likely to purchase according to specific product categories or product promotions. Consequently, specialty catalogs offer a more focused selection of products at a lower catalog production cost due to increased response rates and more efficient use of advertising space.

     MSC's in-house staff designs and produces all of MSC's catalogs, brochures and newspapers. Each publication is printed with photographs, contains detailed product descriptions and includes a toll-free telephone number to be used by customers to place a product order. In-house production helps reduce overall expense and shortens production time, allowing the Company the flexibility to alter its product offerings and pricing and refine its catalog, brochure and newspaper formats more quickly.

     The success of the Company's targeted marketing program in enhancing revenues has justified an increase in the Company's direct mail budget (excluding cooperative advertising revenues) from approximately $3.8 million in fiscal 1992 to approximately $10 million in fiscal 1996. The budget for fiscal 1997 is approximately $12 million. As reflected in the following table, the number of publication titles has increased from 13 in fiscal 1993 to 38 in fiscal 1995 and is expected to exceed 70 in fiscal 1996. The number of pieces mailed has increased from 2.7 million in fiscal 1993 to over 6.3 million in fiscal 1996 and is expected to reach approximately 9.0 million in fiscal 1997.

                                                         Fiscal Year Ended
                                -----------------------------------------------------------
                                August 29,  August 28,  August 27,  September 2, August 31,
                                  1992        1993        1994        1995         1996
                                (52 weeks)  (52 weeks)  (52 weeks)  (53 weeks)   (52 weeks)
                                ----------  ----------  ----------  ----------   ----------
Number of publication titles       12          13          20          38           71
Number of publications mailed   2,447,000   2,688,000   4,794,000   6,604,000    6,300,000

Customer Service

     One of the Company's goals is to make purchasing its products as convenient as possible. Since a majority of customer orders are placed by telephone, the efficient handling of calls is an extremely important aspect of the Company's business. Order entry and fulfillment occurs at each of the Company's 32 branches and main call centers located at the Company's three operating distribution centers . Calls are received by highly trained in-bound telemarketing representatives who utilize on-line terminals to enter customer orders into computerized order processing systems. The Company's branch offices field approximately 35% of all telephone orders. The Company's telephone ordering system is flexible and, in the event of local or regional breakdown, can be rerouted to alternative locations. When an order is entered into the system, a credit check is performed, and, if the credit is approved, the order is electronically transmitted to the warehouse closest to the customer and a packing slip is printed for order fulfillment. Most of the orders placed with the Company are shipped by United Parcel Service ("UPS"), and, to a limited extent, by various other freight lines and local carriers. Air freight is also used when appropriate. The Company has no written agreement with UPS but has been able to negotiate favorable shipping rates due to the volume of shipments from the Company. The Company is not dependent on any one carrier and believes that alternative shipping arrangements can be made with minimal disruption to operations in the event of the loss of UPS as the Company's primary carrier. The Company believes that its relationships with all its carriers are excellent. The Company guarantees same-day shipping if the order is received prior to 4:30 p.m. eastern time and most customers receive their orders (other than custom items and large industrial items shipped directly by the manufacturer) within one or two business days of the order date. Customers are invoiced for merchandise, shipping and handling promptly after shipment. Back order levels are immaterial.

Information Systems

     The Company's sophisticated, proprietary information systems allow centralized management of key functions, including communication links between distribution centers, inventory and accounts receivable management, purchasing, pricing, sales and distribution, and the preparation of daily operating control reports that provide concise and timely information regarding key aspects of its business. These proprietary information systems enable the Company to ship to customers on a same-day basis, respond quickly to order changes and provide a high level of customer service. These applications enable the Company to achieve cost savings, deliver superior customer service and manage its operations centrally. Certain of the Company's information systems operate over a wide area network and are real-time information systems that allow each distribution center and branch office to share information and monitor daily progress relating to sales activity, credit approval, inventory levels, stock balancing, vendor returns, order fulfillment and other measures of performance. The Company also maintains a sophisticated buying and inventory management system that monitors substantially all of its SKUs and automatically purchases inventory from vendors for replenishment based on projected customer ordering models. The Company has completed the testing of an EDI purchasing program with its vendors and customers for the purpose of reducing inventory levels and increasing inventory turnover and expects to offer such program to many of the Company's vendors during fiscal 1997.

     In addition to the proprietary computer software programs for use in the telemarketing and distribution operations, the Company has also developed a proprietary MRO management system, the Customer Direct Access Plus System ("CDA"), which is designed to automate, simplify and control the administration and management of MRO purchasing by giving the customer direct access to the Company's computers for automatic product selection, customization of purchasing parameters, a variety of report generation and product tracking capabilities and cross-referencing capability to a customer's own product stock numbers. In addition, the Company is developing a Windows(R)-based CDA and a CD-ROM package and has recently commenced providing information on the Internet.

     The Company runs its systems on an AS400 platform and utilizes disaster recovery techniques and procedures which the Company believes are adequate to fulfill its needs and are consistent with this type of equipment. The Company believes that planned enhancements and upgrades to the next generation of its existing operating platforms will be sufficient to sustain its present operations and its anticipated growth for the foreseeable future.

Acquisitions

     The Company has completed only a limited number of acquisitions to date, including three in fiscal 1996. The Company, however, may actively consider acquisitions as part of its future growth strategy if opportunities arise. The

Company believes that the ongoing consolidation within the industrial supply industry is spurring smaller competitors to seek partners to increase their productivity and reduce costs. The Company believes that it is well positioned to play a significant role in this industry consolidation.

     The Company believes that the most beneficial acquisitions are those which can be integrated into its existing operations. Accordingly, the Company expects to focus on branch office acquisition prospects that can be integrated into its distribution facilities. The Company will also consider new market acquisitions if they are of sufficient size that the Company can establish a meaningful presence in such markets in accordance with its geographic growth plans.

     Upon completing an acquisition within an existing market, the Company intends to move rapidly to integrate the acquired entity into its existing operations. The Company believes that such integration offers a number of opportunities to improve productivity and customer service. These benefits include: (i) elimination of redundant facilities and services, (ii) reduction of administrative overhead, (iii) consolidation of purchasing power, (iv) expanded customer services, and (v) increased merchandise selection. From time to time, the Company has engaged in and continues to engage in preliminary discussions with respect to potential acquisitions. The Company is not currently a party to any oral or written acquisition agreement or engaged in any negotiations with respect to any material acquisition candidate. See "Risk Factors--Integration of Prospective Acquisitions."

Competition

     The MRO supply industry is a large, fragmented industry that is highly competitive. The Company faces competition from (i) traditional channels of distribution such as retail outlets, small dealerships, regional or national distributors utilizing direct sales forces, and manufacturers of MRO supplies, and (ii) large warehouse stores and larger direct mail distributors. The Company believes that sales of MRO supplies will become more concentrated over the next few years, which may make the industry more competitive. Certain of the Company's competitors offer a greater variety of products and have substantially greater financial and other resources than the Company. In the industrial products market, customer purchasing decisions are primarily based on one or more of the following criteria: price, product selection, product availability, level of service and convenience.

Employees

     As of June 1, 1996, the Company employed approximately 1,262 employees, including approximately 1,197 full-time and approximately 65 part-time employees. None of the Company's employees is represented by a labor union. The Company considers its relationships with employees to be good and has experienced no work stoppages.

Properties


          The Company's distribution centers are as follows:

                                                              Approx.
     Location                                                  Sq. Ft.
- ----------------                                       ------------------------
Atlanta, Georgia(1)                                            340,000
Long Island, New York(2)                                       243,000
Elkhart, Indiana(3)                                            275,000
Harrisburg, Pennsylvania                                       270,000
(expected to be fully
operational
in February 1997)(3)

- ----------
(1)  The lease for this facility expires on July 31, 2010.
(2) The Long Island distribution center consists of 3 separate facilities--an 83,000 square foot headquarters and small parts shipping facility located in Plainview, New York, a 100,000 square foot item shipping and receiving facility located in Central Islip, New York and a 60,000 square foot small parts receiving facility located in Plainview, New York. The leases for these facilities expire on December 13, 1997, December 31, 1997, and August 1, 2000, respectively.
(3)  This facility is owned by the Company.

     The Company maintains 32 branch offices located in 19 states, ranging in size from 3,000 to 16,000 square feet. The leases for these branch offices will expire at various periods between August 1996 and October 2000. The aggregate annual lease payments on these properties was approximately $970,000.

     The Company believes that its facilities are adequate for its current needs and that suitable additional space will be available as needed. See "--Growth Strategy."

Regulatory and Legal Matters

     The direct response business conducted by the Company is subject to the Mail or Telephone Order Merchandise Rule and related regulations promulgated by the Federal Trade Commission. While the Company believes it is in compliance with such regulations, no assurance can be given that new laws or regulations will not be enacted or adopted that might adversely affect the Company's operations. There are no material legal proceedings pending against the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth information with respect to the directors and executive officers of the Company. The directors and executive officers of the Company were elected to the positions listed in October 1995, with the exception of Messrs. Kelly and Redman, who were elected in April 1996. Accordingly, all descriptions of positions held with MSC or the Company prior to October 1995 refer to the Operating Subsidiary.


Name                           Age   Position
- ----                           ---   --------

Sidney Jacobson .............   78   Chairman of the Board of Directors
Mitchell Jacobson ...........   45   President, Chief Executive Officer and
                                     Director
James Schroeder .............   56   Vice President, Chief Operating
                                     Officer and Director
Shelley Boxer ...............   49   Vice President, Chief Financial
                                     Officer and Director
Thomas Eccleston ............   48   Vice President - Plant and Equipment
                                     and Secretary
Barbara Schwartz ............   63   Vice President - Human Resources
Denis Kelly .................   47   Director
Melvin Redman ...............   45   Director

     Sidney Jacobson is a co-founder of MSC and has been its Chairman since June 1982. Prior to 1982, Mr. Jacobson served as President and Chief Executive Officer of MSC since 1941.

     Mitchell Jacobson was appointed President and Chief Executive Officer of MSC in June 1982. Prior to that time, Mr. Jacobson had been an Executive Vice President since joining the Company in 1976. Mitchell Jacobson is the son of Sidney Jacobson.

     James Schroeder was appointed Vice President and Chief Operating Officer of MSC in 1986. Mr. Schroeder has served as Group Vice President of National Service Industries, a manufacturing company, from 1984 to 1986, as President of Avanti Motor Corp., an automobile dealership company, from 1983 to 1984, and as President of the MSC Division of Wheelabrator-Frye, Inc., a manufacturing company, from 1980 to 1983.

     Shelley Boxer was appointed Vice President and Chief Financial Officer of MSC in 1993. Mr. Boxer was formerly the Vice President and Chief Financial Officer at Joyce International, Inc., a distribution and manufacturing company, from 1992 to 1993. From 1987 to 1992, he was the Executive Vice President and Chief Financial Officer at Kinney Systems, Inc., an automobile parking and real estate company. From 1982 to 1987, Mr. Boxer was Vice President and Treasurer of Meyers Parking System, Inc., an automobile parking and real estate company.

     Tom Eccleston joined MSC in 1985 and was appointed Vice President of Plant and Equipment of MSC in 1986. Prior to joining MSC, Mr. Eccleston was the Director of Marine Operations at Prudential Lines, Inc., a shipping company, from 1979 to 1983 and Operations Manager at Norton, Lilly & Co., an international steamship agency, from 1973 to 1979.

     Barbara Schwartz joined MSC in 1974 and was appointed Vice President of Human Resources in 1986. From 1983 to 1985, Ms. Schwartz held the position of

Director of Operations and from 1976 to 1983 was the Controller at MSC.

     Denis Kelly has been a director of the Company since April 1996. Mr. Kelly is a Managing Director of Prudential Securities Incorporated, a position he has held since July 1993. Before July 1993, Mr. Kelly was President of Denbrook Capital Corporation. Mr. Kelly is also a director of Kenneth Cole Productions, Inc.

     Melvin Redman has been a director of the Company since April 1996. Mr. Redman is a principal of Redman & Associates, a management consulting firm in Arkansas. From 1992 to June 30, 1995, Mr. Redman was Senior

Vice President of Operations for Walmart Stores, Inc. Prior to 1992, Mr. Redman was Senior Vice President of Store Planning for Walmart.

Committees of the Board

     The Board of Directors established an Audit Committee of the Board, comprised of Messrs. Kelly and Redman. The Audit Committee is charged with reviewing the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices.

     The Board of Directors also established a Compensation Committee of the Board, comprised of Messrs. Kelly and Redman. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the Company's executive officers and for administering the Company's 1995 Stock Option Plan, including granting options and setting the terms thereof pursuant to such plan, and the 1995 Restricted Stock Plan.

Directors' Compensation

     The Company's policy is not to pay compensation to directors who are also employees of the Company. The Company will grant options to purchase 2,500 shares of Class A Common Stock to non-employee directors upon their election and reelection to the Board of Directors. Directors elected other than at an annual meeting of shareholders will receive a pro rata number of options. The Company also pays cash compensation to non-employee directors in the amount of $1,500 per board meeting.

Executive Compensation

     The following table sets forth the compensation earned by the Company's Chairman, its Chief Executive Officer and the four other most highly compensated executive officers for the fiscal year ended September 2, 1995.


                           SUMMARY COMPENSATION TABLE

                                     Annual Compensation

                           ------------------------------------

                                                        Other       All
                                                       Annual      Other
Name and Principal                                    Compensa-  Compensa-
Position                     Salary     Bonus         tion(1)    tion(2)
- --------------------------  ---------  ------------  ----------  -----------

Sidney Jacobson
  Chairman ...............   $675,000   $500,000(3)   $      0   $  6,405
Mitchell Jacobson
  President and Chief
Executive Officer ........    405,654    230,000(4)      2,802    154,245(5)
James Schroeder
  Vice President and Chief
  Operating Officer ......    253,243    145,000         2,586      6,362
Shelley Boxer
  Vice President and Chief
  Financial Officer ......    172,227     60,000         2,551      6,949
Barbara Schwartz
  Vice President, Human
  Resources ..............     95,096     40,000         1,426      7,210
Tom Eccleston
  Vice President, Plant
  and Equipment ..........     92,400     32,000           944      2,719

- ----------

(1)  Company matching contribution to 401(k) Plan.
(2)  Includes group term life insurance and other benefits.
(3) Includes $300,000 deferred bonus accrued in fiscal 1994 and paid in fiscal 1995.

                                             (Footnotes continued on next page)

                                       (Footnotes continued from previous page)

(4) Includes $30,000 deferred bonus accrued in fiscal 1994 and paid in fiscal 1995.
(5) Includes split dollar life insurance premiums paid by the Company in the aggregate amount of $145,691, which will be reimbursed upon payment of proceeds under the terms of such policies. The Company capitalizes the cash surrender value of such policies, which are included in "Other assets" on the Company's balance sheets. See "Certain Relationships and Related Transactions."

     Prior to the Reorganization, Mitchell Jacobson, James Schroeder and Shelley Boxer were directly involved in setting compensation for the Company's employees and Mitchell Jacobson was responsible for setting compensation for the Company's executives. Following the establishment of the Compensation Committee, such Committee has been responsible for determining compensation for the Company's executives.

Employment Agreements

     Sidney Jacobson is employed as Chairman of the Board of Directors of the Company pursuant to an employment agreement, with a term expiring in January, 2004. Under this agreement, Mr. Jacobson receives an annual base salary of $300,000, which has been reduced effective November 30, 1995 from $650,000, and is entitled to participate in the bonus pool. Mr. Jacobson has agreed that upon termination of his employment, he will not compete with the Company for a period of three years. The agreement also provides for a benefit of $200,000 per year until January 2, 2004 payable to Mr. Jacobson's wife in the event of his death. The agreement also provides that in the event of his disability, Mr. Jacobson will receive his salary for a six month period following such disability and $200,000 per year for the balance of his employment term. Mr. Jacobson is required to devote his full working time to the affairs of the Company. The agreement provides that Mr. Jacobson may, at his option, elect to become a consultant and advisor to the Company at an annual fee of $300,000, in which event Mr. Jacobson will be required to be available to the Company for up to 10 hours per week, not to exceed 40 hours in any given month. Mr. Jacobson does not have any current intention to make such election, and any such election would not be expected to have a material impact on the Company.

     Mitchell Jacobson is employed as President and Chief Executive Officer of the Company pursuant to an employment agreement with a term expiring on the earlier of August 1, 2004 or 90 days after Mr. Jacobson's written election to terminate employment. Under this agreement, Mr. Jacobson receives a current annual base salary of $407,000 and is entitled to participate in the bonus pool and other benefits available to Company employees. The agreement also provides that in the event of disability, Mr. Jacobson will receive payment of salary for a six month period following such disability and $200,000 per year for the balance of his employment term. The agreement provides that in the event of Mr. Jacobson's death, his wife will receive $400,000 per year for three years. Mr. Jacobson is required to devote his full working time to the affairs of the Company.

1995 Stock Option Plan

     In 1995 the Board of Directors of MSC authorized, and the shareholders of MSC approved, the MSC Industrial Direct Co., Inc. 1995 Stock Option Plan (the "Option Plan"). Under such Plan, the Stock Option Committee of the Board of Directors is authorized to grant options for up to 2,000,000 shares of Class A Common Stock. The Board of Directors granted approximately 662,000 options under such Plan prior to the Initial Public Offering exercisable at $19.00 per share, the initial public offering price of the Class A Common Stock. The Plan was developed to provide incentives to employees and consultants of the Company, to attract new employees and non-employee directors, and to encourage employees and non-employee directors to secure or increase their stock ownership in the Company.

Nature and Purpose of the Option Plan

     The purpose of the Option Plan is to induce certain individuals to remain in the employ or service of the Company, to attract new employees and directors and to encourage such individuals to secure or increase on reasonable terms their stock ownership in the Company. The Board believes that the Option Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth and financial success. The approximate number of persons eligible to participate in the Option Plan is 1,200.

Duration and Modifications

     The Option Plan will terminate not later than November 17, 2005. The Board may at any time terminate the Option Plan or make such modifications of the Option Plan as it may deem advisable. However, except in certain limited circumstances, the Board may not, without further approval by the stockholders, increase the number of shares of Class A Common Stock as to which options may be granted under the Option Plan, or change the manner of determining the option prices, or extend the period during which an option may be granted or exercised or withdraw the authority to administer the Option Plan from the committee designated by the Board of Directors to administer the Option Plan.

Administration of the Plan

     The Option Plan will be administered by the Compensation Committee. The Compensation Committee will consist of at least two members of the Board of Directors who are "disinterested persons" within the contemplation of Rule 16b-3(c)(i) promulgated under the Securities Exchange Act of 1934, as amended. The members of the Compensation Committee will be appointed annually by, and serve at the pleasure of, the Board of Directors. The Compensation Committee will have discretion to determine the participants under the Option Plan, the time and price at which options will be granted, the period during which options will be exercisable, the number of shares subject to each option and whether an option shall be an incentive stock option, a non-incentive stock option or a combination thereof. The members of the Compensation Committee will not receive additional compensation for service in connection with the administration of the Option Plan.

Description of Options

     Under the Option Plan, the per share exercise price of any option which is an incentive stock option shall not be less than the fair market value of a share of Class A Common Stock on the business day preceding the date of grant, and the per share exercise price of any option that is a non-incentive stock option may not be less than 85% of such fair market value (except for non-incentive stock options granted to any person who is or may reasonably be expected to become a "covered employee" under Section 162(m)(3) of the Code, in which case the per share exercise price of such options shall not be less than 100% of such fair market value on the date of grant). The aggregate fair market value of the shares of Class A Common Stock for which a participant may be granted incentive stock options which are exercisable for the first time in any calendar year may not exceed $100,000. No participant may be granted options to purchase more than 1,000,000 shares of the Class A Common Stock.


     Generally, Options granted to employees under the Option Plan are exercisable 33 1/3% after the second anniversary of the date of grant, 66 2/3% after the third anniversary of the date of grant, and in full after the fourth anniversary of the date of grant. Options granted to non-employee directors will be exercisable 50% after the first anniversary of the date of grant and in full after the second anniversary of the date of grant. The Board may permit any option to be exercised in whole or in part prior to the time that it would otherwise be exercisable. Upon the exercise of an option, the option price must be paid in cash or, if the Compensation Committee so determined at the time of the grant of the option, in shares of Class A Common Stock. An option may not be granted for a period in excess of ten years from the date of grant.

     In the event of the death or retirement of an optionee, all options theretofore granted shall become immediately exercisable and, if not exercised, shall terminate, generally within three months of such optionee's death or retirement. In the event an optionee leaves the employ of the Company or one of its subsidiaries or ceases to serve as a director of the Company prior to his or her 65th birthday, any options previously granted to but not exercised by such optionee shall terminate, generally within 30 days of such optionee's termination of employment or service as a director. Options are not transferable except upon death.

     If the fair market value of the Class A Common Stock declines below the option price of any option, the Compensation Committee (with the prior approval of the Board) may adjust, reduce, or cancel and regrant such option or take any similar action it deems to be for the benefit of the participant in light of such declining value.

     The number of shares reserved for issuance under the Option Plan and the number of shares covered by each option granted under the Option Plan will be adjusted in the event of a stock dividend, reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation. In the event of the dissolution or liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation, each option will terminate.

Securities Subject to the Plan

     There are 2,000,000 authorized but unissued shares of the Class A Common Stock reserved for issuance upon the exercise of options granted under the Option Plan. The number of authorized but unissued shares so reserved under the Option Plan will be reduced from time to time to the extent that a corresponding amount of issued and outstanding shares are purchased by the Company and set aside for issuance upon the exercise of options granted under the Option Plan. If any such options were to expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto would again become available for the purposes of the Option Plan.


Federal Income Tax Consequences of Issuance and Exercise of Options

     The following discussion of the federal income tax consequences of the granting and exercise of options under the Option Plan, and the sale of Class A Common Stock acquired as a result thereof, is based on an analysis of the Code, as currently in effect, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the federal income tax consequences described below, an optionee may also be subject to state and/or local income tax consequences in the jurisdiction in which he or she works and/or resides.

Non-Incentive Stock Options

     Generally, no income will be recognized by an optionee at the time a non-incentive stock option is granted. Ordinary income generally will be recognized by an optionee at the time a non-incentive stock option is exercised to the extent of the excess of the fair market value on the exercise date of the shares issued to the optionee over the option price.

     Generally, the Company will be entitled to a deduction for Federal income tax purposes at such time and in the same amount as the amount included in ordinary income by the optionee upon exercise of his or her non-incentive stock option, subject to the usual rules as to reasonableness of compensation and provided that suitable arrangements are made to collect and pay over applicable withholding tax from the optionee.

     If an optionee makes payment of the option price by delivering shares of Class A Common Stock, the optionee generally will not recognize any gain as a result of such delivery, but the amount of gain, if any, that is not so recognized will be excluded from his or her basis in the new shares received.

     Capital gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-incentive stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares. Generally, the tax basis of the shares acquired upon the exercise of any non-incentive stock option will be equal to the sum of the exercise price of such non-incentive stock option and the amount included in income with respect to such option.

Incentive Stock Options

     In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an optionee or a deduction to the Company.

     The sale of Class A Common Stock received pursuant to the exercise of an incentive stock option which satisfies the holding period rules will result in capital gain to an optionee and will not result in a tax deduction to the Company. To receive incentive stock option treatment as to the shares acquired upon exercise of an incentive stock option, an optionee must neither dispose of such shares within two years after such incentive stock option is granted nor within one year after the exercise of such incentive stock option. In addition, an optionee generally must be an employee of the Company (or of a subsidiary of the Company) at all times between the date of grant and the date three months before exercise of such incentive stock option.

     If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option that is equal to the lesser of (a) the fair market value of the shares on the date of exercise minus the option price or (b) the amount realized on the disposition minus the option price, will be treated as ordinary (compensation) income, with any remaining gain being treated as capital gain. The Company generally will be entitled to a deduction equal to the amount of such ordinary income.

     If an optionee makes payment of the option price by delivering shares of Class A Common Stock, the optionee generally will not recognize any gain as a result of such delivery, but the amount of gain, if any, that is not so recognized will be excluded from his or her basis in the new shares received. However, the use by an optionee of shares previously acquired pursuant to the exercise of an incentive stock option to exercise an incentive stock option generally will be treated as a taxable disposition if the transferred shares are not held by the optionee for the requisite holding period.

     An incentive stock option is treated as a non-incentive stock option for purposes of the alternative minimum tax. This means, among other things, that the spread between exercise price and fair market value on the exercise of an incentive stock option will be considered as part of the optionee's income for the purposes of the alternative minimum tax.

1995 Restricted Stock Plan

     At the time of the Initial Public Offering, the Company issued 156,920 shares of Class A Common Stock to certain employees (the "Restricted Shares"). These shares were purchased at a price of $.01 per share, and will be held in escrow pending vesting thereof. A purchaser of Restricted Shares can exercise the voting rights associated with such shares immediately; however, the Restricted Shares will vest 20% per year over the next five years commencing on the first anniversary of the date of grant. Notwithstanding the foregoing, the Restricted Shares will vest immediately upon the death or permanent disability of the purchaser or his or her termination of employment by MSC without cause. If a purchaser of Restricted Shares leaves the employ of the Company for any reason other than death or permanent disability or termination of employment without cause, all Restricted Shares purchased by such individual shall be returned to the Company, whereupon such shares will be cancelled.


                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table provides certain information regarding the beneficial ownership of the Company's capital stock and as adjusted to give effect to this Offering by (i) each shareholder known by the Company to beneficially own more than 5% of any class of the Company's outstanding voting securities, (ii) each director of the Company, (iii) the Chief Executive Officer and each other executive officer listed in the Summary Compensation Table and (iv) all directors and executive officers as a group. Except as otherwise noted below, each of the persons identified in the table has sole voting and investment power over the shares beneficially owned by such person.

                                                  Class A Common Stock                        Class B Common Stock(1)
                                                  --------------------                        --------------------


                                                                                Beneficial Ownership         Beneficial Ownership
                                           Beneficial Ownership                   Prior to Offering            After Offering(4)
                                           --------------------                   -----------------            -----------------

                                                                 Number of
                                                                  Shares                       Percent                       Percent
Beneficial Owner(3)                        Number   Percent(2)    Offered      Number          Before        Number           After
- ----------------                           ------   -------      -------       ------          ------        ------          -------
Mitchell Jacobson(5)                       40,526   *             830,000     11,300,664      35.6%        10,470,664         31.0%

Marjorie Gershwind(6)                      33,158   *           1,500,000      7,640,336      24.0%         6,140,336         18.2%

Sidney Jacobson(7)                            100   *                          2,608,000       8.2%         2,608,000          7.7%

Erik Gershwind(8)                            --     --                         1,424,000       4.5%         1,424,000          4.2%

Stacey Gershwind(9)                          --     --                         1,424,000       4.5%         1,424,000          4.2%

Joshua Jacobson Trust(10)                    --     --                         1,256,000       4.0%         1,256,000          3.7%

Jay Lubell(11)                               --     --                         1,016,000       3.2%         1,016,000          3.0%

Joseph Getraer(12)                        678,000   8.2%          670,000        240,000         *            240,000            *

Denis Kelly                                10,000   *                               --           --              --              --

                                       34


                                                  Class A Common Stock                        Class B Common Stock(1)
                                                  --------------------                        --------------------


                                                                                Beneficial Ownership         Beneficial Ownership
                                           Beneficial Ownership                   Prior to Offering            After Offering(4)
                                           --------------------                   -----------------            -----------------

                                                                 Number of
                                                                  Shares                       Percent                       Percent
Beneficial Owner(3)                        Number   Percent(2)    Offered      Number          Before        Number           After
- ----------------                           ------   -------      -------       ------          ------        ------          -------

Melvin Redman                                --     --                              --           --              --              --

James Schroeder                              --     --                              --           --              --              --

Shelley Boxer                               2,000   *                               --           --              --              --

Thomas Eccleston(13)                        1,052   *                               --           --              --              --

Barbara Schwartz(13)                         --     --                              --           --              --              --

T. Rowe Price Associates, Inc.(14)        422,500   5.1%                            --           --              --              --
  100 E. Pratt Street
  Baltimore, Maryland 21202

All directors and executive officers       53,678   *                         13,908,664      43.8%        13,132,342(15)     38.7%
as a group (8 persons)

- ----------------------

* Less than 1%.

(1) The Class B Common Stock has ten votes per share and is convertible into Class A Common Stock on a one-to-one basis at the option of the holder or automatically upon transfer to persons who are not members of the Jacobson or Gershwind families. See "Description of Capital Stock."
(2) Excludes 2,000,000 shares of Class A Common Stock reserved for issuance under the Company's 1995 Stock Option Plan.
(3) The address of each person is c/o the Company, 151 Sunnyside Boulevard, Plainview, New York 11803-1592 unless otherwise indicated.
(4) Includes 20,475,000 shares of Class B Common Stock and 13,311,394 shares of Class A Common Stock to be outstanding after this Offering.
(5) See "Certain Relationships and Related Transactions." Includes an aggregate of 240,000 shares of Class B Common Stock that are beneficially held by Mitchell Jacobson as Trustee for the issue of Marjorie Gershwind pursuant to the Marjorie Diane Gershwind 1995 Qualified 3 Year Annuity Trust Agreement, dated October 31, 1995. If the Underwriters' over-allotment option is exercised in full, 375,000 shares of Class B Common Stock (50% of such over-allotment shares) held by Mitchell Jacobson will be converted and sold to the Underwriters. See "Underwriting." In such event, the total shares beneficially owned by Mitchell Jacobson after the Offering will be 29.3%.
(6) See "Certain Relationships and Related Transactions." Marjorie Gershwind is the sister of Mitchell Jacobson. If the Underwriters' over-allotment option is exercised in full, 375,000 shares of Class B Common Stock (50% of such over-allotment shares) held by Marjorie Gershwind will be converted and sold to the Underwriters. See "Underwriting." In such event, the total shares beneficially owned by Marjorie Gershwind after the Offering will be 16.8%.
(7) Includes an aggregate of 1,648,000 shares of Class B Common Stock which are beneficially owned by Sidney Jacobson as Co-Trustee for both Stacey Gershwind and Erik Gershwind pursuant to the Stacey Gershwind 1995 Trust Agreement dated November 28, 1995 and the Erik Gershwind 1995 Trust

     Agreement dated November 28, 1995, and an aggregate of 960,000 shares of Class B Common Stock which are beneficially owned by Sidney Jacobson as Trustee for both Stacey Gershwind and Erik Gershwind pursuant to two separate Marjorie Gershwind 1994 15 year and 7 year Annuity Trust Agreements, dated September 26, 1994. Sidney Jacobson is the father of Mitchell Jacobson and Marjorie Gershwind.

                                              (Footnotes continued on next page)

                                        (Footnotes continued from previous page)

(8) Includes 1,424,000 shares of Class B Common Stock held in trust pursuant to various trust agreements. Erik Gershwind is the son of Marjorie Gershwind.
(9) Includes 1,424,000 shares of Class B Common Stock held in trust pursuant to various trust agreements. Stacey Gershwind is the daughter of Marjorie Gershwind.
(10) Joshua Jacobson is the son of Mitchell Jacobson.
(11) Includes 1,016,000 shares of Class B Common Stock beneficially held by Jay Lubell as Trustee for Joshua Jacobson pursuant to The Joshua Jacobson 1994 Trust Agreement, dated January 31, 1994.
(12) Includes 240,000 shares of Class B Common Stock beneficially held by Joseph Getraer, as Trustee for the Joshua Jacobson 1994 Trust pursuant to the Mitchell Jacobson 1995 Qualified 3 year Annuity Trust Agreement dated October 31, 1995 and 670,000 shares of Class A Common Stock that are beneficially held by Joseph Getraer, as Trustee for the Mitchell Jacobson 1996 Charitable Remainder Unitrust dated August 8, 1996. All of the shares held by the Mitchell Jacobson 1996 Charitable Remainder Unitrust dated August 8, 1996 are being sold in this Offering.
(13) Reflects shares of Class A Common Stock issued under the 1995 Restricted Stock Plan.
(14) Based on Schedule 13G dated February 14, 1996.
(15) Includes an aggregate of 13,078,664 shares of Class B Common Stock and 53,678 shares of Class A Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company was formed in October 1995 as a holding company to hold all of the outstanding capital stock of the Operating Subsidiary. In connection with the Reorganization, 24,000,000 shares of Class B Common Stock were issued to the former shareholders of the Operating Subsidiary in exchange for all of the capital stock of the Operating Subsidiary. See "Reorganization of the Company."

     In October 1995, the Company entered into an agreement to acquire all of the capital stock of Primeline International, Inc. ("Primeline"), for a purchase price of approximately $2 million payable in shares of Class A Common Stock, or an aggregate of 105,263 shares of Class A Common Stock. The purchase price was determined through negotiations at arms-length with the unaffiliated shareholder of Primeline. There was no specific valuation methodology or other factors relied upon in determining the purchase price. The acquisition was consummated prior to the Initial Public Offering. Mitchell Jacobson, a director of MSC, and his sister owned an aggregate of 70% of the outstanding capital stock of Primeline. Primeline is engaged in the distribution of industrial supplies primarily to the wholesale market and had net sales in calendar 1994 of approximately $5 million. MSC sells merchandise to and purchases merchandise from Primeline. For the three fiscal years ended August 28, 1993, August 27, 1994 and September 2, 1995, sales to Primeline were approximately $1,301,000, $1,732,000 and $1,744,000, respectively, and purchases from Primeline were approximately $955,000, $1,416,000 and $967,000, respectively.

     Also in October 1995, the Company entered into an agreement to acquire all of the outstanding capital stock of Kaja Productions, Inc. ("Kaja"), a company that was wholly owned by the sister of Mitchell Jacobson, for an aggregate cash purchase price of $1,000. The acquisition was consummated prior to the Initial Public Offering. The purchase price was based on the nominal value of Kaja. Kaja is responsible for most of the Company's publications, titles, design and production, including the MSC master catalog. The Company is Kaja's only customer.

     Certain entities owned or controlled by Mitchell Jacobson and his sister lease a number of locations to the Company. Two such affiliates lease two distribution centers, located in Atlanta, Georgia and in Long Island, New York, to MSC. As of September 2, 1995, the aggregate square footage of the two distribution centers was 420,000 square feet with an aggregate annual rent of approximately $2,024,000. Additionally, six other entities owned or controlled by Mitchell Jacobson and his sister lease certain branch offices to MSC. As of September 2, 1995, the aggregate square footage of such branch offices was 93,366 square feet and the aggregate annual rent for these offices was approximately $447,000.

     As of September 2, 1995, the Company was a guarantor of loans of certain real estate related companies owned by shareholders of the Company. Such loans aggregate approximately $1,867,000.

     The Company believes that the terms of the foregoing arrangements are at least as favorable to the Company as could have been obtained from unaffiliated third parties.

     During fiscal 1995, the Company paid split dollar life insurance premiums in the aggregate amount of $145,691 for the benefit of Mitchell Jacobson. Such premiums will be reimbursed upon payment of proceeds under the terms of the various policies and the Company capitalizes the cash surrender value of such policies on the Company's balance sheets under "Other assets." Also, during fiscal 1995, the Company paid split dollar life insurance premiums in the aggregate amount of $149,656 for the benefit of the sister of Mitchell Jacobson, which amounts were reimbursed during fiscal 1995.

     Prudential Securities Incorporated is acting as a representative for the Underwriters. Denis Kelly, a director of the Company, is a Managing Director of Prudential Securities Incorporated.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation (the "Certificate") and the By-Laws is a summary and is qualified in its entirety by reference to the provisions of the Certificate and the By-Laws, copies of which have been filed with the Securities and Exchange Commission (the "Commission") as exhibits to the Company's Registration Statement of which this Prospectus is a part.

     The authorized capital stock of the Company consists of (i) 100,000,000 shares of Class A Common Stock, $.001 par value, (ii) 50,000,000 shares of Class B Common Stock, $.001 par value and (iii) 5,000,000 shares of preferred stock, $.001 par value ("Preferred Stock").

Class A and B Common Stock

     At June 1, 1996, there were approximately 506 holders of record of Class A Common Stock and 8,311,394 shares of Class A Common Stock were issued and outstanding. At June 1, 1996, there were 9 holders of record of Class B Common Stock and 23,475,000 shares of Class B Common Stock issued and outstanding.

     Subject to the rights of the holders of any Preferred Stock which may be outstanding, each holder of Class A Common Stock and Class B Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Class A Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of shareholders, including the election of directors. The holders of Class B Common Stock are entitled to ten votes per share on the applicable record date and are entitled to vote, together with the holders of the Class A Common Stock, on all matters which are subject to shareholder approval. Holders of Class A Common Stock and Class B Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. The holders of the Class B Common Stock have the right to convert their shares of Class B Common Stock into shares of Class A Common Stock at their election and on a one-to-one basis, and all shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on a one-to-one basis upon the sale or transfer of such shares of Class B Common Stock to any person who is not a member of the Jacobson or Gershwind families.

     The shares of Class A Common Stock offered hereby, when issued, will be fully paid and nonassessable.

     The Class A Common Stock is listed on the NYSE under the symbol "MSM."


     The transfer agent for the Class A Common Stock is American Stock Transfer & Trust Company.

Preferred Stock

     The Company's Certificate authorizes 5,000,000 shares of Preferred Stock. The Company's Board of Directors has the authority to issue shares of Preferred Stock in one or more series and to fix, by resolution, the voting powers, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in such series (which the Board may increase or decrease as permitted by New York law), liquidation preferences, dividend rates, conversion rights and redemption provisions of the shares constituting any series, without any further vote or action by the shareholders. Any shares of Preferred Stock so issued would have priority over the Class A Common Stock and Class B Common Stock with respect to dividend or liquidation rights or both. There are currently no shares of Preferred Stock outstanding and the Company has no current intention to issue any shares of Preferred Stock.

Certain Provisions of By-laws Affecting Shareholders

     Special meetings of the shareholders may be called by resolution of the Board of Directors or by the president and shall be called by the president or secretary upon the written request (stating the purpose or purposes of the meeting) of a majority of the Board of Directors or of the holders of a majority of the outstanding shares entitled to vote. Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting.

Business Combination Statute

     The Company, as a New York resident domestic corporation, is subject to the provisions of Section 912 of the New York Business Corporation Law. Section 912 provides, with certain exceptions, that a New York resident domestic corporation may not engage in a "business combination" (e.g., merger, consolidation, recapitalization or disposition of stock) with any "interested shareholder" for a period of five years from the date that such person became an interested shareholder unless: (a) the transaction resulting in a person becoming an interested shareholder, or the business combination was approved by the board of directors of the corporation prior to that person becoming an interested shareholder; (b) the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder; or (c) a business combination that meets certain valuation requirements for the stock of the New York resident domestic corporation. An "interested shareholder" is defined as any person that (a) is the beneficial owner of 20% or more of the outstanding voting stock of the New York resident domestic corporation or (b) is an affiliate or associate of the corporation that at any time during the five years prior was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock. These provisions are likely to impose greater restrictions on an unaffiliated shareholder than on the existing shareholders who will continue to own all of the Class B Common Stock after this Offering.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), the underwriters named below (the "Underwriters") for whom Donaldson, Lufkin & Jenrette Securities Corporation and Prudential Securities Incorporated are acting as representatives (the "Representatives") have severally agreed to purchase from the Company and the Selling Shareholders the number of shares of Class A Common Stock that each Underwriter has agreed to purchase as set forth opposite its name below:

                    Underwriters                            Number of Shares
                                                            ----------------

Donaldson, Lufkin & Jenrette Securities Corporation.....
Prudential Securities Incorporated......................





                                                           ---------------------
     Total..............................................              5,000,000
                                                           =====================

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Class A Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. If any shares of Class A Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares (other than shares covered by the over-allotment option described below) must be purchased.

     The Underwriters have advised the Company that they propose to offer the shares of Class A Common Stock to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not to exceed $____ per share. The Underwriters may allow, and such dealers may re-allow, discounts not in excess of $____ per share to any other Underwriter and certain other dealers.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     Certain of the Selling Shareholders have granted to the Underwriters an option to purchase up to an aggregate of 750,000 additional shares of Class A Common Stock, at the offering price net of underwriting discounts and commissions, solely to cover over-allotments. Such option may be exercised at any time within 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

     The Company, the Selling Shareholders and certain members of the Gershwind and Jacobson families have agreed not to sell any Class A Common Stock (or Class A Common Stock issuable upon conversion of Class B Common Stock, except pursuant to this Offering) prior to the expiration of 180 days from the date of this Prospectus without the prior written consent of the Underwriters. The officers and directors of the Company have agreed not to sell any Class A Common Stock prior to the expiration of 90 days from the date of this Prospectus without the prior written consent of the Underwriters.

                                  LEGAL MATTERS

     The validity of the shares of Class A Common Stock offered hereby and certain other legal matters in connection with this Offering will be passed upon for the Company by Rosenman & Colin LLP, New York, New York. Certain legal matters in connection with the shares of Class A Common Stock offered hereby will be passed upon for the Underwriters by Latham & Watkins, New York, New York.


     Certain members and associates of the firm of Rosenman & Colin LLP own an aggregate of approximately 15,000 shares of Class A Common Stock. An additional 240,000 shares of Class B Common Stock are beneficially held by Joseph Getraer, a partner of Rosenman & Colin LLP, as Trustee for the Joshua Jacobson 1994 Trust pursuant to the Mitchell Jacobson 1995 Qualified 3 year Annuity Trust Agreement dated October 31, 1995 and 670,000 shares of Class A Common Stock are beneficially held by Joseph Getraer as Trustee for the Mitchell Jacobson 1996 Charitable Remainder Unitrust dated August 8, 1996. All the shares held by the Mitchell Jacobson 1996 Charitable Remainder Unitrust dated August 8, 1996 are being sold in this Offering.

                                     EXPERTS

     The financial statements of MSC Industrial Direct Co., Inc. and of Sid Tool Co., Inc. (the "Operating Subsidiary") included in this Prospectus and elsewhere in the Registration Statement, of which this Prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             ADDITIONAL INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Class A Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document summarize the terms of any such contract or other document that are material to such discussion but are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office at 450 5th St., N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission.

     The Company furnishes to its shareholders annual reports containing financial statements of the Company audited by its independent auditors and quarterly reports containing unaudited condensed financial statements for each of the first three quarters of each fiscal year.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

FINANCIAL STATEMENTS OF SID TOOL CO., INC.
Report of Independent Public Accountants................................... F-2
Balance Sheets as of August 27, 1994 and September 2, 1995................. F-3
Statements of Income for the three fiscal years ended September 2, 1995.... F-4
Statements of Shareholders' Equity for the three fiscal years ended September 2, 1995.................................................. F-5
Statements of Cash Flows for the three fiscal years ended September 2, 1995 F-6
Notes to Financial Statements.............................................. F-7


FINANCIAL STATEMENT OF MSC INDUSTRIAL DIRECT CO., INC.

Audited:
Report of Independent Public Accountants.................................. F-16
Balance Sheet as of November 14, 1995..................................... F-17
Notes to Balance Sheet.................................................... F-18

Unaudited:
Consolidated Balance Sheet as of June 1, 1996............................. F-19
Consolidated Statements of Income for the Nine Month Periods Ended
  June 1, 1996 and May 27, 1995........................................... F-20
Consolidated Statement of Shareholders' Equity for the Nine Month
  Period Ended June 1, 1996............................................... F-21
Consolidated Statements of Cash Flows for the Nine Month Periods Ended
  June 1, 1996 and May 27, 1995........................................... F-22
Notes to Consolidated Financial Statements................................ F-23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Sid Tool Co., Inc.:

We have audited the accompanying balance sheets of Sid Tool Co., Inc. as of August 27, 1994 and September 2, 1995, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended September 2, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sid Tool Co., Inc. as of August 27, 1994 and September 2, 1995, and the results of its operations and its cash flows for each of the three years in the period then ended in conformity with generally accepted accounting principles.


                                             ARTHUR ANDERSEN LLP


Melville, New York
October 27, 1995 (except
with respect to the matters
discussed in Note 14, as to
which the date is
December 14, 1995)

                               SID TOOL CO., INC.

                                 BALANCE SHEETS
                        (in thousands, except share data)

                                                                                  August 27,    September 2,   September 2,
                                                                                    1994          1995           1995
                                                                                  ----------    ------------   -------------

                                                                                  Actual        Actual         Pro Forma
                                                                                  ------        ------         ---------
                                                                                                               (Note 14)
                                     ASSETS
Current Assets:
     Cash and cash equivalents .................................................   $  3,496      $    681      $    681
     Accounts receivable, net of allowance for doubtful accounts of
         $652 and $877, respectively ...........................................     23,193        31,078        31,078
     Inventories ...............................................................     52,887        83,448        83,448
     Due from affiliated companies .............................................        253           791           791
     Prepaid expenses and other current assets .................................      1,096         1,070         1,070
                                                                                   --------      --------      --------
Total current assets ...........................................................     80,925       117,068       117,068
                                                                                   --------      --------      --------
Property, plant and equipment, net .............................................      5,537        14,648        14,648
                                                                                   --------      --------      --------
Other assets:
     Prepaid Federal income tax payments .......................................      2,079         3,115         3,115
     Other .....................................................................      2,766         4,201         4,201
                                                                                   --------      --------      --------
                                                                                      4,845         7,316         7,316
                                                                                   --------      --------      --------
                                                                                   $ 91,307      $139,032      $139,032
                                                                                   ========      ========      ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable ..........................................................   $  8,934      $  7,821      $  7,821
     Accrued expenses ..........................................................     10,059        18,811        18,811
     Current portion of long-term notes payable ................................         51            51            51
     Current portion of revolving credit agreement .............................      6,400          --            --
     Current portion of obligations under capital leases with affiliates .......        478          --            --
     Current portion of subordinated debt to shareholders ......................      6,277         9,157         9,157
     Distribution payable to shareholders--pro forma (Note 14) .................       --            --          52,255
                                                                                   --------      --------      --------
Total current liabilities ......................................................     32,199        35,840        88,095
Long-term notes payable ........................................................        599        28,348        28,348
Subordinated debt to shareholders ..............................................      2,621         2,621         2,621
Other long-term liabilities ....................................................        138           135           135
                                                                                   --------      --------      --------
Total liabilities ..............................................................     35,557        66,944       119,199
                                                                                   --------      --------      --------
Commitments and contingencies (Note 12)
Shareholders' equity (Note 14):
     Common stock; $1 par value; 30,000 shares authorized, issued and
         outstanding ...........................................................         30            30            30
     Additional paid-in capital ................................................      8,028         8,028         8,028
     Retained earnings .........................................................     47,692        64,030        11,775
                                                                                   --------      --------      --------
Total shareholders' equity .....................................................     55,750        72,088        19,833
                                                                                   --------      --------      --------
                                                                                   $ 91,307      $139,032      $139,032
                                                                                   ========      ========      ========


      The accompanying notes are an integral part of these balance sheets.

                               SID TOOL CO., INC.

                              STATEMENTS OF INCOME
                        (in thousands, except share data)

                                                          For the Fiscal Years Ended
                                                   ---------------------------------------
                                                   August 28,    August 27,   September 2,
                                                      1993          1994          1995
                                                   ----------    ---------    ------------

Net sales .......................................   $ 142,287    $ 174,682       $ 248,483
Cost of goods sold ..............................      80,491       99,830         145,195
                                                    ---------    ---------       ---------
     Gross profit ...............................      61,796       74,852         103,288
Operating expenses ..............................      44,376       50,234          69,049
                                                    ---------    ---------       ---------
     Income from operations .....................      17,420       24,618          34,239
                                                    ---------    ---------       ---------
Other (expense) income:
     Income on rental property ..................         217          113             118
     Interest expense ...........................      (1,263)        (870)         (1,870)
     Interest income from affiliates ............         250          164              29
     Other (expense) income, net ................        (524)        (639)            (53)
                                                    ---------    ---------       ---------
                                                       (1,320)      (1,232)         (1,776)
                                                    ---------    ---------       ---------
         Income before provision for income taxes      16,100       23,386          32,463
Provision for income taxes ......................         418          813             765
                                                    ---------    ---------       ---------
         Net income .............................   $  15,682    $  22,573       $  31,698
                                                    =========    =========       =========

Pro forma information--unaudited (note 14):
     Income before provision for income taxes ...                                 $ 32,463
     Adjustment for officer compensation ........                                      677
     Pro forma stock compensation charge ........                                   (3,000)
                                                                                  --------
         Pro forma income before pro forma
          provision for income taxes                                                30,140
     Pro forma provision for income taxes .......                                   11,905
                                                                                  --------

         Pro forma net income ...................                                 $ 18,235
                                                                                  ========
Pro forma net income per share ..................                                 $   0.68
                                                                                  ========
Pro forma weighted average common shares
     outstanding ................................                                   26,908
                                                                                  ========
Supplementary pro forma net income per share ....                                 $   0.67
                                                                                  ========
Supplementary pro forma weighted average common shares
     outstanding ................................                                   29,023
                                                                                  ========

        The accompanying notes are an integral part of these statements.

                               SID TOOL CO., INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

               For the Three Fiscal Years Ended September 2, 1995
                                 (in thousands)

                                        Common Stock       Additional
                                     -----------------      Paid-In    Retained
                                      Shares    Amount      Caital     Earnings     Total
                                     --------   -------    --------   ---------   --------



Balance, August 29, 1992 .........         30   $     30   $  8,028   $ 32,128    $ 40,186

     Net income ..................       --         --         --       15,682      15,682

     Distributions to shareholders       --         --         --       (6,160)     (6,160)
                                     --------   --------   --------   --------    --------

Balance, August 28, 1993 .........         30         30      8,028     41,650      49,708

     Net income ..................       --         --         --       22,573      22,573

     Distributions to shareholders       --         --         --      (16,531)    (16,531)
                                     --------   --------   --------   --------    --------

Balance, August 27, 1994 .........         30         30      8,028     47,692      55,750


     Net income ..................       --         --         --       31,698      31,698

     Distributions to shareholders       --         --         --      (15,360)    (15,360)
                                     --------   --------   --------   --------    --------
Balance, September 2, 1995 .......         30   $     30   $  8,028   $ 64,030    $ 72,088
                                     ========   ========   ========   ========    ========

        The accompanying notes are an integral part of these statements.

                               SID TOOL CO., INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                      For the Fiscal Years Ended
                                                                               --------------------------------------
                                                                               August 28,   August 27,   September 2,
                                                                                  1993        1994          1995
                                                                               ---------    ----------   ------------
Cash flows from operating activities:
     Net income ............................................................   $  15,682    $  22,573    $  31,698
     Adjustments to reconcile net income to net cash provided by (used
         in) operating activities:
         Depreciation and amortization .....................................       1,235        1,501        1,932
         Loss (gain) on disposal of property, plant and equipment ..........          73           96           (2)
         Provision for doubtful accounts ...................................         353          489          694
     Changes in operating assets and liabilities:
         Accounts receivable ...............................................      (2,510)      (5,626)      (8,578)
         Inventories .......................................................      (2,039)      (4,089)     (30,561)
         Prepaid expenses and other current assets .........................        (224)       1,845           26
         Prepaid federal income tax payments ...............................        (195)        (695)      (1,036)
         Other assets ......................................................         144       (2,366)      (1,435)
         Accounts payable ..................................................        (669)       4,955       (1,112)
         Accrued expenses ..................................................       1,756        2,267        7,193
         Other long-term liabilities .......................................         (38)          10           (3)
                                                                               ---------    ---------    ---------
Total adjustments ..........................................................      (2,114)      (1,613)     (32,882)
                                                                               ---------    ---------    ---------
Net cash provided by (used in) operating activities ........................      13,568       20,960       (1,184)
                                                                               ---------    ---------    ---------
Cash flows from investing activities:
     Purchases of property, plant and equipment ............................      (1,524)      (2,163)      (9,495)
     Proceeds from sale of property, plant and equipment ...................          28           40           11
     Cash paid for acquisition (Note 13) ...................................        --           (629)        --
                                                                               ---------    ---------    ---------
Net cash used in investing activities ......................................      (1,496)      (2,752)      (9,484)

                                                                               ---------    ---------    ---------
Cash flows from financing activities:
     Proceeds from borrowings under revolving credit agreement .............      72,500       61,000      108,650
     Repayment of borrowings under revolving credit agreement ..............     (78,001)     (71,900)     (87,301)
     Payments under capital leases .........................................        (243)         (84)        (478)
     Proceeds from subordinated debt to shareholders .......................       4,118       17,232       20,144
     Repayment of subordinated debt to shareholders ........................      (3,838)      (9,423)     (17,263)
     Repayments from (advances to) affiliates ..............................        (720)       4,715         (539)
     Distributions to shareholders .........................................      (6,160)     (16,531)     (15,360)
                                                                               ---------    ---------    ---------
Net cash provided by (used in) financing activities ........................     (12,344)     (14,991)       7,853
                                                                               ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents .......................        (272)       3,217       (2,815)
Cash and cash equivalents, beginning of year ...............................         551          279        3,496
                                                                               ---------    ---------    ---------
Cash and cash equivalents, end of year .....................................   $     279    $   3,496    $     681
                                                                               =========    =========    =========
Supplemental disclosures of cash flow information:
     Cash paid during the year for:
                                                                               =========    =========    =========
         Interest ..........................................................   $   1,363    $     866    $   1,883
                                                                               =========    =========    =========
         Income taxes ......................................................   $     447    $     624    $     561
                                                                               =========    =========    =========

        The accompanying notes are an integral part of these statements.

                               SID TOOL CO., INC.

                          NOTES TO FINANCIAL STATEMENTS
(in thousands, except per share, location, estimated lives and customer amounts)

1. Business and Organization

     Sid Tool Co., Inc. (the "Company") is a distributor of industrial equipment and supplies with headquarters in Plainview, New York. The Company serves both domestic and international markets through its distribution network, which includes twenty-one local branches in sixteen states, concentrated in the Eastern and Southern United States, and regional distribution centers in Plainview/Central Islip, New York and Atlanta, Georgia. For a discussion of risks associated with the Company and its business, see "Risk Factors" in the accompanying registration statement (Note 14) of which these financial statements and notes to financial statements are a part.

2. Summary of Significant Accounting Policies

  Company's Year End

     The Company's fiscal year ends on the Saturday closest to August 31. The financial statements for 1993, 1994 and 1995 contain fifty-two weeks, fifty-two weeks and fifty-three weeks, respectively.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash in banks, as well as certain highly liquid investments with original maturities of three months or less.

  Concentration of Credit Risk

     The Company's mix of receivables is diverse, with approximately 120,000 active customer accounts. The Company sells its products directly to end users and, in some cases, to other wholesalers and distributors in its market areas.

  Inventory Valuation

     Inventories consist of merchandise held for resale and are stated at the lower of average cost or market.

  Property, Plant and Equipment

     Depreciation and amortization of property, plant and equipment are computed for financial reporting purposes on both the straight-line and accelerated methods based on the estimated useful lives of the assets.

     Expenditures for maintenance and repairs are charged to expense as incurred; costs of major renewals and improvements are capitalized. At the time property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the asset and accumulated depreciation accounts and the profit or loss on such disposition is reflected in income.

     In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 34, "Capitalization of Interest Cost," interest attributable to construction in progress is capitalized as part of the cost of related buildings during the period prior to which such facilities are available and ready for use.

  Deferred Catalog Costs

     The costs of producing and distributing the Company's principal catalogs are deferred and included in other assets in the Company's balance sheet ($2,221 and $3,546 at August 27, 1994 and September 2, 1995, respectively). These costs are charged to expense over the period that the catalogs remain the most current source of sales, which period is less than one year.

  Sales Returns

     The Company reports its sales levels on a net sales basis, with net sales being computed by deducting from gross sales the amount of actual sales returns and the amount of reserve established for anticipated sales returns.

                               SID TOOL CO., INC.

(in thousands, except per share, location, estimated lives and customer amounts)

2. Summary of Significant Accounting Policies-(continued)

  Income Taxes

     The Company, with the consent of its shareholders, elected to have its Federal income and certain states' income taxed as a subchapter "S" corporation. In lieu of Federal and these certain states' corporate income taxes, the shareholders are taxed on their proportionate share of income, or receive the benefit of any losses. Corporate state income taxes for "S" corporations are provided, if required, at statutory rates which are lower than for other corporate entities. Prior to the election of the "S" corporation status effective September 1, 1987, the Company had retained earnings of $19,862.

  Affiliates

     The Company is affiliated with Primeline International, Inc. (Note 14); MSC International Korea, Inc.; Kaja Productions, Inc. (Note 14) and various real estate entities (together, the "affiliates"). The affiliates are owned primarily by the Company's shareholders. See Notes 3, 8, 11 and 12 for discussion of certain related party transactions.

  Capital Leases


     Long-term lease transactions related to the financing of property, plant and equipment are accounted for as installment purchases of equipment under capital leases. This equipment is included in property, plant and equipment and depreciated over the lease term (Note 4), and the related obligation is included in obligations under capital leases (Note 8).

  Reclassifications

     Certain prior year financial statement amounts have been reclassified to conform with the current year's presentation.

3. Due from Affiliated Companies

     The amounts due from affiliated companies bear interest at the prime rate (8.75% at September 2, 1995).

4. Property, Plant and Equipment

     The following is a summary of property, plant and equipment and the estimated useful lives used in the computation of depreciation and amortization:

                                               Number of August 27, September 2,
                                               Years       1994       1995
                                               --------- ---------- ------------

Land .........................................     --     $    637   $   637
Building .....................................     40          107     5,799
Building and leasehold improvements ..........   10-31.5     2,276     2,532
Furniture, fixtures and equipment ............    5-10      10,817    16,526
Equipment under capital leases ............... lease term      874        --
Automobiles ..................................    3-10         368       364
                                                           -------   -------
                                                            15,079    25,858
Less:  Accumulated depreciation and
       amortization (including $781
       attributable to equipment under
       capital leases at August 27, 1994)                    9,542    11,210
                                                           -------   -------
                                                           $ 5,537   $14,648
                                                           =======   =======

                               SID TOOL CO., INC.

(in thousands, except per share, location, estimated lives and customer amounts)

5. Prepaid Federal Income Tax Payments

     The Company is required to make certain Federal income tax depository payments in order to maintain its fiscal year end as a subchapter "S" corporation. If the Company should change its fiscal year to a calendar year end or no longer qualifies as a subchapter "S" corporation, such deposits would be refunded to the Company. As of August 27, 1994 and September 2, 1995, these Federal tax deposits amounted to $2,079 and $3,115, respectively.

6. Accrued Expenses

     Accrued expenses consist of the following:

                                                      August 27,    September 2,
                                                        1994          1995
                                                      ----------    ------------

Accrued purchases ..................................  $ 3,208        $ 6,755
Accrued payroll and bonus ..........................    2,674          3,618
Accrued other ......................................    4,177          8,438
                                                      -------        -------
                  Total accrued expenses ...........  $10,059        $18,811
                                                      =======        =======

7. Long-term Notes Payable

     Long-term notes payable consist of the following as of September 2, 1995:

                    Revolving credit agreement(a)   $27,800
                    Term note payable(b) ........       599
                                                    -------
                                                     28,399
                    Less:  Current portion ......        51
                                                    -------
                                                    $28,348
                                                    =======

     Maturities of long-term notes payable are as follows:

                    1996 .....................   $    51
                    1997 .....................       548
                    1998 .....................        --
                    1999 .....................    27,800
                                                 -------
                                                 $28,399
                                                 =======

     (a) As of September 2, 1995, the Company had an unsecured revolving credit agreement with borrowings of $27,800. The credit agreement provides for maximum borrowings of $80 million expiring on April 30, 1999. During the term of the agreement, the Company can borrow at the bank's base rate (8.75% at September 2, 1995), Bankers Acceptance ("BA") rate or LIBOR rate plus margins, which vary from .45% to .75% per annum based on the ratio of total liabilities to effective net worth, or bid note rate. A facility fee of one-eighth of one percent (.125%) per annum is payable on the unused portion of the credit. The agreement contains certain covenants including, but not limited to, restrictions related to indebtedness, net worth, capital expenditures and the payment of dividends. As of September 2, 1995, the Company was in compliance with these covenants.

     (b) The term note payable represents the Company's share of a loan payable under a five year credit agreement with a bank, as agent for a group of banks. The Company is obligated for 50% of the total debt, as these borrowings are secured by real property which is owned 50% by the Company and 50% by a real estate affiliate. This note bears interest at the bank's prime rate (8.75% at September 2, 1995) plus a margin of .75% per annum, and is payable in monthly principal installments of $4, plus interest through April 1997, at which time the balance of the unpaid principal and any accrued interest is due.

                               SID TOOL CO., INC.

(in thousands, except per share, location, estimated lives and customer amounts)

8. Obligations Under Capital Leases with Affiliates

     Obligations under capital leases with affiliates consist of the following:

                                                                      August 27,
                                                                        1994
                                                                      ----------
Capitalized lease payable in monthly installments of $3,
     plus interest at approximately 9.5% per annum, with
     a final payment of approximately $412 due June 1995.
     The original cost of the underlying equipment
     approximates $695 ..............................................    $   443
Capitalized leases payable in varying monthly installments
      from $1 to $2, including interest at approximately 12%
      per annum, with final payments due March-July 1995.
     The original cost of the underlying equipment
     aggregates approximately $196 ..................................         35
                                                                         -------
                                                                             478
Less:  Current portion ..............................................        478
                                                                         -------
                                                                         $    --
                                                                         =======

9. Subordinated Debt to Shareholders

     During fiscal 1992, the Company entered into subordinated debt agreements with its shareholders. The agreements provide for interest to be paid at 1% below prime rate (7.75% and 8.75% at August 27, 1994 and September 2, 1995, respectively). Borrowings under these agreements are subordinated to the long-term notes payable and obligations under capital leases described in Notes

7 and 8, respectively, and can be increased or repaid pursuant to limitations included in the long-term notes payable agreement. Subordinated debt to shareholders is comprised of the following:

                                         August 27,     September 2,
                                          1994             1995
                                        ----------      ------------

Subordinated debt to shareholders         $ 8,898         $11,778
Less:  Current portion ..........           6,277           9,157
                                          -------         -------
                                          $ 2,621         $ 2,621
                                          =======         =======

10. Employee Benefit Plan

     The Company maintains a defined contribution plan with both a profit sharing feature and a 401(k) feature, which covers all employees who have completed at least one month of service with the Company. For the fiscal years ended August 28, 1993, August 27, 1994 and September 2, 1995, the Company contributed $400, $623 and $1,350, respectively, to the plan.

11. Related Party Transactions

     The Company sells merchandise to and purchases merchandise from certain of its affiliates. For the fiscal years ended August 28, 1993, August 27, 1994 and September 2, 1995, respectively, sales to and purchases from affiliates were made as follows:

                                         For the Fiscal Years Ended
                                -----------------------------------------
                                August 28,     August 27,    September 2,
                                  1993           1994           1995
                                ----------     ----------    ------------

Sales to affiliates...........  $ 1,301        $ 1,732       $  1,744
Purchases from affiliates.....      955          1,416            967

                               SID TOOL CO., INC.

(in thousands, except per share, location, estimated lives and customer amounts)

12. Commitments and Contingencies

  Leases

     The operations of the Company are conducted on leased premises, primarily leased from affiliates. The leases (most of which provide for the payment of real estate taxes, insurance and other operating costs) are for varying periods, the longest extending to the year 2011. At September 2, 1995, approximate minimum annual rentals on such leases are as follows:

                                    Total (including
                                      Related Party         Related Party
                                       Commitments)         Commitments
                                    ----------------        -------------

1996................................   $ 3,116                $ 2,613
1997................................     2,347                  1,816
1998................................     1,670                  1,364
1999................................     1,376                  1,162
2000................................     1,121                  1,064
2001 and thereafter.................     9,532                  9,532

     Total rental expense (exclusive of real estate taxes, insurance and other operating costs) for all operating leases for the fiscal years ended August 28, 1993, August 27, 1994 and September 2, 1995 was approximately $3,600, $3,100 and $2,964, respectively, including approximately $3,200, $2,800 and $2,511, respectively, paid to affiliates. In the opinion of the Company's management, these leases with affiliates are on terms which approximate fair market value.

                  The Company is obligated under certain equipment operating leases, which expire on varying dates through fiscal 2000. At September 2, 1995, approximate minimum annual rentals on such leases are as follows:

                1996.....................          $     1,168
                1997.....................                  676
                1998.....................                  295
                1999.....................                   97
                2000.....................                   11


  Guarantees

     As of September 2, 1995, the Company was a guarantor on loans made to affiliated real estate companies aggregating approximately $1,867.

  Self Insurance

     The Company has a self-insured group health insurance plan. The Company is responsible for all covered claims to a maximum liability of $100 per participant during a June 30 plan year. Benefits paid in excess of $100 are reimbursed to the plan under the Company's excess loss policy. In addition, the Company also has an aggregate stop loss policy whereby the Company's liability for total claims submitted cannot exceed a pre-determined dollar factor based upon, among other things, past years' claims experience, actual claims paid, and monthly accumulated aggregate deductibles. Group health insurance expense for the fiscal years ended August 28, 1993, August 27, 1994 and September 2, 1995 was approximately $2,650, $2,357 and $3,234, respectively.

                               SID TOOL CO., INC.

(in thousands, except per share, location, estimated lives and customer amounts)

  Letters of Credit

     As of September 2, 1995, the Company had outstanding letters of credit aggregating approximately $681.

  Employment Agreements

     The Chairman of the Board of Directors of the Company is employed pursuant to an employment agreement with a term expiring in January, 2004 (see Note 14-Adjustment to Officer Compensation). Under this agreement, the Chairman receives an annual base salary of $650 and is entitled to participate in the bonus pool. The Chairman has agreed that upon termination of his employment, he will not compete with the Company for a period of three years. The agreement also provides for certain payments in the event of his disability or death. Finally, the agreement provides that the Chairman may, at his option, elect to become a consultant and advisor to the Company at an annual fee of $300.

     The President and Chief Executive Officer of the Company is employed pursuant to an employment agreement with a term expiring either on August 1, 2004 or 90 days after the President's written election to terminate employment. Under this agreement, the President receives an annual base salary of $400, subject to increases in the cost of living, and is entitled to participate in the bonus pool and other benefits available to Company employees. The agreement also provides for certain payments in the event of his disability or death.

13. Acquisition of Assets and Liabilities

     On August 15, 1994, the Company acquired various assets and assumed various liabilities, principally the accounts receivable, inventory and accounts payable, of Cast Industrial Products Co. for a net cash purchase price of $629. There was no goodwill as a result of this transaction. The pro forma effects of this transaction have not been presented, as the results are immaterial to the Company's financial statements taken as a whole.

14. Subsequent Events

  Incorporation of MSC Industrial Direct Co., Inc.

     In connection with the pending initial public offering described below, the Company will become a wholly-owned subsidiary of MSC Industrial Direct Co., Inc., which is a holding company formed on October 24, 1995, and which bears the name under which the Company conducts its business.

  Reorganization

     Immediately prior to the effective date of the pending initial public offering described below, the shareholders of Sid Tool Co., Inc. will exchange their currently outstanding common stock for 24,000 shares of Class B common stock of MSC Industrial Direct Co., Inc. When these transactions are effected, all information contained in the accompanying financial statements and footnotes will be retroactively restated to give effect to this transaction. Pro forma weighted average common shares outstanding has been presented on a basis which gives pro forma effect to these transactions and to the issuance of restricted stock described below as well as the effect of the issuance of 2,750 shares of Class A common stock, which is the number of incremental shares that would need to be issued at the proposed initial public offering price to provide proceeds sufficient to make the distribution of "S" Corporation earnings described below. Historical per share data has not been presented, as this data would be misleading in light of the pending initial public offering.

                               SID TOOL CO., INC.

(in thousands, except per share, location, estimated lives and customer amounts)

  Initial Public Offering

     MSC Industrial Direct Co., Inc. is pursuing an initial public offering of its securities. The offering contemplates the sale of 7,000 shares of Class A common stock at an offering price of $19.00 per share before underwriting commissions and offering expenses. MSC Industrial Direct Co., Inc. plans to use a portion of the proceeds of this offering to repay certain of the Company's debt obligations under its revolving credit agreement and term note payable (Note 7) and subordinated debt to shareholders (Note 9), pursuant to which the Company had aggregate outstanding borrowings of $40,177 at September 2, 1995, and to make a distribution to current shareholders of approximately $52,255 of the Company's undistributed tax basis "S" Corporation retained earnings at September 2, 1995. A pro forma September 2, 1995 balance sheet, adjusted to reflect the Company's financial position had this distribution been formally declared and had the amount of the distribution due to shareholders been accrued as of that date, has been presented along with the historical September 2, 1995 balance sheet in the accompanying financial statements.

     Supplemental pro forma net income for the fiscal year ended September 2, 1995 reflects the tax-effected impact of the reduction of interest expense of $1,870 attributable to debt to be repaid as though this debt was repaid at the beginning of the year. Supplemental weighted average common shares outstanding includes the pro forma weighted average shares outstanding, as well as the effect of the issuance of 2,115 shares of Class A common stock, which is the number of incremental shares that would need to be issued at the proposed initial public offering price to provide proceeds sufficient to pay the outstanding amounts of such debt at September 2, 1995. These incremental shares are not and will not be issued and outstanding for any other purpose and are included in this calculation solely to illustrate their effect on a supplemental basis.


  Change in Tax Status

     Concurrent with this public offering, the Company will no longer qualify as a subchapter "S" Corporation. The pro forma effect of a subchapter "C" Corporation income tax provision has been included in the calculation of pro forma net income in the accompanying statement of income for the fiscal year ended September 2, 1995.

  Adjustment to Officer Compensation

     A pro forma adjustment has been made in determining pro forma net income per share for the year ended September 2, 1995 to give effect to the reduction of compensation for the Company's Chairman from $927 to $250 per year, which represents the amount of compensation to be received by the Company's Chairman subsequent to the proposed offering.

  Acquisition of Affiliated Entities

     In connection with the proposed offering described above, MSC Industrial Direct Co., Inc. will acquire Primeline International, Inc. for approximately $2,000 in Class A common stock and will acquire Kaja Productions, Inc. for approximately $1 in cash. The pro forma effects of these pending transactions have not been presented, as the results are immaterial to the Company's financial statements taken as a whole.

  Option and Restricted Stock Plans

     In connection with the proposed offering described above, MSC Industrial Direct Co., Inc. will adopt the MSC Industrial Direct Co., Inc. 1995 Stock Option Plan, pursuant to which options to purchase 2,000 shares of

                               SID TOOL CO., INC.

(in thousands, except per share, location, estimated lives and customer amounts)

Class A common stock may be granted. Options will be granted to employees, officers and directors to purchase up to approximately 662 shares at the initial public offering price.

     MSC Industrial Direct Co., Inc. will also adopt the Restricted Stock Plan, whereby MSC Industrial Direct Co., Inc. will award 158 shares of Class A common stock to various employees. Employees vest in their ownership of these shares at the end of five years, prior to which such shares would be forfeited upon the departure of the employees. Pro forma net income for the year ended September 2, 1995 includes the pro forma effect of a compensation charge of $3,000 related to these stock awards. This amount will be included as a separate component of shareholders' equity, and the compensation charge will be recorded ratably over the five year vesting period. Pro forma weighted average common shares outstanding for the year ended September 2, 1995 includes the pro forma effect of 158 shares of Class A common stock issued in connection with this plan.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MSC Industrial Direct Co., Inc.:

We have audited the accompanying balance sheet of MSC Industrial Direct Co., Inc. (a New York corporation) as of November 14, 1995. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of MSC Industrial Direct Co., Inc. as of November 14, 1995, in conformity with generally accepted accounting principles.


                                        ARTHUR ANDERSEN LLP

Melville, New York
November 15, 1995

                         MSC INDUSTRIAL DIRECT CO., INC.

                                  BALANCE SHEET

                             As of November 14, 1995

                                     ASSETS
Cash ..................................................................... $  17
                                                                           -----
Total Assets ............................................................. $  17
                                                                           =====


                      LIABILITIES AND SHAREHOLDERS' EQUITY
Total liabilities......................................................... $  --
                                                                           -----
Shareholders' equity:
  Preferred stock, $.001 par value; 5,000,000 shares authorized;
     no shares outstanding................................................ $  --
  Class A common stock, $.001 par value; 100,000,000 shares
     authorized; 1 share outstanding......................................    --
  Class B common stock, $.001 par value; 50,000,000 shares
     authorized; no shares outstanding....................................    --
  Additional paid-in capital..............................................    17
                                                                           -----
Total shareholders' equity................................................    17
                                                                           -----
Total liabilities and shareholders' equity................................ $  17
                                                                           =====

       The accompanying notes are an integral part of this balance sheet.

                         MSC INDUSTRIAL DIRECT CO., INC.

                             NOTES TO BALANCE SHEET

                                November 14, 1995

1. Organization and Business

     MSC Industrial Direct Co., Inc. ("MSC"), was incorporated on October 24, 1995, as a holding company for the purpose of (i) issuing shares of Class A Common Stock in an initial public offering and (ii) issuing 24,000,000 shares of Class B Common Stock to the shareholders of Sid Tool Co., Inc. (the "Operating Subsidiary") in exchange for their currently outstanding 30,000 shares of common stock of the Operating Subsidiary immediately prior to the effective date of MSC's initial public offering.

2. Stock Issuance

     On November 14, 1995, MSC issued 1 share of Class A Common Stock to a shareholder of the Operating Subsidiary in exchange for cash in the amount of $17, which was the midpoint of the range of offering prices per share contemplated in the proposed initial public offering at that date.

                         MSC INDUSTRIAL DIRECT CO., INC.
                           Consolidated Balance Sheets

                                    (Note 1)

(in thousands, except share data)

                                                                          June 1,   September 2,
                                                                           1996          1995
                          Assets                                        (unaudited)   (audited)
                                                                        -------------------------
Current Assets:
 Cash and cash equivalents ..........................................   $   1,791    $     681
 Accounts receivable, net of allowance for doubtful accounts of $951
 and $877, respectively .............................................      40,031       31,078
 Inventories ........................................................     130,935       83,448
 Due from affiliated companies ......................................        --            791
 Prepaid expenses and other current assets ..........................       1,783        1,070
 Deferred income taxes ..............................................       8,513         --
                                                                        ---------    ---------
    Total current assets ............................................     183,053      117,068
                                                                        ---------    ---------
Property, Plant and Equipment, net ..................................      28,061       14,648
                                                                        ---------    ---------
Other Assets:
 Prepaid Federal income taxes .......................................       4,512        3,115
 Other ..............................................................       3,939        4,201
                                                                        ---------    ---------
                                                                            8,451        7,316
                                                                        ---------    ---------
                                                                        $ 219,565    $ 139,032
                                                                        =========    =========
                      Liabilities and Shareholders' Equity
Current Liabilities:
 Accounts payable ...................................................   $  10,256    $   7,821
 Accrued liabilities ................................................      27,596       18,811
 Income taxes payable ...............................................       1,415         --
 Current portion of long-term debt ..................................          51           51
 Current portion of subordinated debt to shareholders ...............        --          9,157
                                                                        ---------    ---------
    Total current liabilities .......................................      39,318       35,840
Long-Term Notes Payable .............................................      14,057       28,348
Subordinated Debt to Shareholders ...................................        --          2,621
Deferred Income Taxes ...............................................         971         --
Other Long-Term Liabilities .........................................         114          135
                                                                        ---------    ---------
    Total liabilities ...............................................      54,460       66,944
                                                                        ---------    ---------
Shareholders' Equity
 Class A common stock; $0.001 par value; 100,000,000 shares
   authorized in 1996; 8,311,394 shares issued and outstanding ......           8         --
 Class B common stock; $0.001 par value; 50,000,000 shares
   authorized; 23,475,000 shares and 24,000,000 shares, respectively,
   issued and outstanding ...........................................          24           24
 Additional paid-in capital .........................................     144,471        8,034

 Retained earnings ..................................................      23,313       64,030
                                                                        ---------    ---------
                                                                          167,816       72,088
 Deferred stock compensation ........................................      (2,711)        --
                                                                        ---------    ---------
    Total shareholders' equity ......................................     165,105       72,088
                                                                        ---------    ---------
                                                                        $ 219,565    $ 139,032
                                                                        =========    =========

                  The accompanying notes are an integral part
                     of these consolidated balance sheets.

                         MSC INDUSTRIAL DIRECT CO., INC.
                        Consolidated Statements of Income
                                    (Note 1)
                                   (unaudited)

                                                                      Thirty-Nine Weeks Ended
                                                                      -----------------------
(in thousands, except per share data)                                   June 1,       May 27,
                                                                         1996          1995
                                                                       --------     ----------
Net Sales                                                              $ 224,527    $ 182,025
Cost of Goods Sold                                                       131,264      106,491
                                                                       ---------    ---------
                  Gross Profit                                            93,263       75,534
Operating Expenses                                                        61,214       50,170
Distribution Center Restructuring Charge (Note 4)                          8,600         --
                                                                       ---------    ---------
                  Income from Operations                                  23,449       25,364
                                                                       ---------    ---------
Other Income (Expense):
      Interest income                                                        748           18
      Interest expense                                                    (1,293)      (1,279)
      Other income (expense), net                                            289          (59)
                                                                       ---------    ---------
                                                                            (256)      (1,320)
                                                                       ---------    ---------
                  Income before Provision for Income Taxes                23,193       24,044
Provision for Income Taxes                                                 1,947          612
                                                                       ---------    ---------
                                    Net Income                         $  21,246    $  23,432
                                                                       =========    =========
Net Income per Common Share (Note 5)

Weighted Average Number of Common Shares Outstanding
Pro Forma Information (Note 5):
      Income before provision for income taxes                         $  23,193
      Pro forma provision for income taxes                                 9,160
                                                                       ---------
      Pro forma net income                                             $  14,033
                                                                       =========
      Pro forma net income per common share (Note 5)                   $    0.46
                                                                       =========
      Pro forma weighted average number of common shares outstanding      30,205
                                                                       =========
Supplemental Information (Note 5);
      Supplemental net income                                          $  14,483
                                                                       =========
      Supplemental net income per common share                         $    0.47
                                                                       =========
      Supplemental weighted average number of common shares
      outstanding ..................................................      30,612
                                                                       =========

The accompanying notes are an integral part of these consolidated statements.

                         MSC INDUSTRIAL DIRECT CO., INC.
                 Consolidated Statement of Shareholders' Equity
                                   (unaudited)

(in thousands)                          Class A Common Stock  Class B Common Stock  Additional              Deferred
                                        --------------------  --------------------   Paid-In    Retained       Stock
                                          Shares   Amount       Shares    Amount     Capital    Earnings   Compensation    Total
                                          ------   ------       ------    ------     -------    --------   ------------    -----
Thirty-nine weeks ended June 1, 1996:
Balance, September 2, 1995
(Note 1)                                    --     $   --       24,000    $     24   $  8,034   $ 64,030    $   --      $ 72,088

Initial public offering of
common stock, net of costs
of offering of $11,509                     7,525          8       --          --      131,466       --          --       131,474

Exchange of Class B
common stock for Class A
common stock                                 525       --         (525)       --         --         --          --          --

Issuance of restricted
common stock                                 157       --         --          --        2,971       --        (2,971)       --


Issuance of common stock
for acquisition of
subsidiaries                                 105       --         --          --        2,000       --          --         2,000

Net income                                  --         --         --          --         --       21,246        --        21,246

Amortization of deferred
stock compensation                          --         --         --          --         --         --           260         260

Distributions to
shareholders (Note 3)                       --         --         --          --         --      (61,963)                (61,963)
                                        --------   --------   --------    --------   --------   --------    --------    --------

Balance, June 1, 1996                      8,312   $      8     23,475    $     24   $144,471   $ 23,313    $ (2,711)   $165,105
                                        ========   ========   ========    ========   ========   ========    ========    ========

  The accompanying notes are an integral part of this consolidated statement.

                         MSC INDUSTRIAL DIRECT CO., INC.
                      Consolidated Statements of Cash Flows
                                    (Note 1)
                                   (unaudited)

(in thousands)                                                       Thirty-Nine Weeks Ended
                                                                       June 1,      May 27,
                                                                        1996         1995
                                                                     ---------    ----------
Cash Flows from Operating Activities:
 Net income                                                          $  21,246    $  23,432
                                                                     ---------    ---------
 Adjustments to reconcile net income to net cash used in operating activities:
   Deferred income taxes                                                (7,542)        --
   Depreciation and amortization                                         2,282        1,380
   Provision for doubtful accounts                                         618          509
   Loss (gain) on disposal of property and equipment                       (33)           1

   Changes in operating assets and liabilities:
     Accounts receivable                                                (9,043)      (9,326)
     Inventories                                                       (45,637)     (19,390)
     Prepaid expenses and other current assets                            (700)       1,494
     Other assets                                                       (1,056)        (544)
     Accounts payable and other current liabilities                     12,611       (1,369)
     Other long-term liabilities                                           (21)           6
                                                                     ---------    ---------
                                                                       (48,521)     (27,239)

                                                                     ---------    ---------

         Net Cash used in operating activities                         (27,275)      (3,807)
                                                                     ---------    ---------

Cash Flows from Investing Activities:
 Expenditures for property, plant and equipment                        (15,359)      (7,690)
                                                                     ---------    ---------

Cash Flows from Financing Activities:
  Net proceeds from initial public offering of common stock            131,466         --
  Long-term borrowings                                                  67,614       13,754
  Repayments of long-term debt                                         (82,386)        --
  Repayments of subordinated debt to shareholders                      (11,778)       4,891
  Repayments from affiliates                                               791         (348)
  Distributions to shareholders                                        (61,963)     (10,192)
                                                                     ---------    ---------
    Net cash provided by financing activities                           43,744        8,105
                                                                     ---------    ---------

Net Increase (Decrease) in Cash and Cash Equivalents                     1,110       (3,392)

Cash and Cash Equivalents - beginning of period                            681        3,496
                                                                     ---------    ---------

Cash and Cash Equivalents - end of period                            $   1,791    $     104
                                                                     =========    =========

 The accompanying notes are an integral part of these consolidated statements.

                   Notes to Consolidated Financial Statements
                        (in thousands except share data)
                                   (unaudited)


1. MSC Industrial Direct Co., Inc. ("MSC" or the "Company") was incorporated on October 24, 1995, as a holding company for the purpose of (i) issuing 8,050,000 shares of Class A Common Stock in an initial public offering and
     (ii) issuing 24,000,000 shares of Class B Common Stock to the shareholders of Sid Tool Co., Inc. (the "Operating Subsidiary") in exchange for their then outstanding 30,000 shares of common stock of the Operating Subsidiary immediately prior to the effective date of MSC's initial public offering.

     On November 14, 1995, MSC issued one share of Class A Common Stock to a shareholder of the Operating Subsidiary in exchange for cash in the amount of $17. MSC did not have any significant operating activity from its inception until December 20, 1995, the closing date of the initial public offering.


     The 1995 financial statements included herein are those of the Operating Subsidiary. The 1996 consolidated financial statements are those of the Company and its subsidiaries which, prior to December 20, 1995, reflect only the activity of the Operating Subsidiary. All references to a year are to the Company's fiscal year, which ends on the Saturday nearest August 31 of such year.

2. Reference is made to the Notes to Financial Statements contained within the Operating Subsidiary's audited financial statements included elsewhere in this Prospectus. In the opinion of management, the interim unaudited financial statements included herein reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consistent with that of the audited data presented therein. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year.

3. On December 20, 1995, the Company consummated its initial public offering of 8,050,000 shares of Class A Common Stock, 7,525,000 of which shares were offered by the Company and 525,000 of which shares were offered by a principal shareholder of the Company, at a price of $19.00 per share. These 525,000 shares were converted to Class A Common Stock from previously issued Class B Common Stock. Net proceeds received by the Company were approximately $131,500. As a result of the public offering, the Operating Subsidiary no longer qualified as a Subchapter "S" corporation, and became subject to "C" corporation taxation. Prior to the Initial Public Offering, the Operating Subsidiary declared an "S" corporation dividend to the then existing shareholders in the aggregate amount of approximately $62,000, which amount was equal to substantially all previously taxed, undistributed "S" corporation earnings. The Operating Subsidiary paid the "S" corporation dividend by delivery to the then existing shareholders of promissory notes in the principal amount of such dividends, which notes have been repaid with a portion of the net proceeds from the offering. The provision for income taxes for the thirty-nine week period ended June 1, 1996 reflects "S" corporation taxation through the date of the public offering, and "C" corporation taxation thereafter. (See Note 6.)

4. On May 9, 1996, the Company announced that it would be relocating its multi-location Long Island, New York warehouse and distribution center operation to a new, single-location, 104 acre Company-owned facility near Harrisburg, Pennsylvania. The Company anticipates that it will realize substantial savings in construction and operating costs over those which would have been incurred had it remained and expanded its operations on Long Island. The estimated cost of relocation of the Company's existing Long Island facilities is approximately $8,600, and has been reflected as a charge to income from operations for the thirty-nine week period ended June 1, 1996.

5. Pro forma net income per common share was computed by dividing the Company's pro forma net income by the pro forma weighted average number of common shares, which consist of the 24,000,000 shares of Class B Common Stock outstanding during the thirty-nine week period ended June 1, 1996 (of which 525,000 shares were exchanged during the period for Class A Common Stock), as well as the weighted average effect of the issuance of approximately 6,205,000 shares of Class A Common Stock as of the beginning of such period reflecting the number of shares to be issued in the initial public offering necessary to (i) repay the notes as discussed in Note 3,
     (ii) acquire a related entity for approximately $2,000 in stock, and (iii) deliver certain restricted shares, valued at approximately $3,000, to employees of the Company. Pro forma net income reflects the pro forma effect of the "C: corporation taxation.

     Supplemental net income per common share was computed by dividing the Company's supplemental net income by the supplemental weighted average number of common shares outstanding during the thirty-nine week period ended June 1, 1996. The supplemental weighted average number of common shares represents

                        (in thousands except share data)
                                   (unaudited)

     the pro forma weighted average number of shares of common stock outstanding during the period as well as the supplemental weighted effect of the issuance of approximately 407,000 shares of Class A Common Stock as of the beginning of such period, reflecting the number of shares to be issued in this offering necessary to repay certain indebtedness as of June 1, 1996. Supplemental net income also reflects the taxeffected impact of the reduction of interest expense of $744 attributable to debt to be repaid with proceeds from this offering, as though this debt was repaid at the beginning of the period.

     Had the initial public offering occurred on the first day of fiscal 1995, the weighted average number of common shares used in the computation of pro forma earnings per share would have resulted in pro forma net income and pro forma earnings per share as follows:

                                                       Thirty-Nine Weeks Ended
                                                     ---------------------------
                                                        June 1,          May 27,
Including Restructuring (Note 4)                         1996             1995
- -----------------------                              ----------       ----------
Pro forma net income                                 $   14,033       $   14,547
Pro forma earnings per share                         $     0.45       $     0.45

Excluding Restructuring (Note 4)
- -----------------------
Pro forma net income                                 $   19,233       $   14,547
Pro forma earnings per share                         $     0.61       $     0.45

6. The Company provides for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the asset and liability method specified by SFAS No. 109, the deferred tax amounts included in the balance sheet are determined based on the differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. Differences between assets and liabilities for financial statement and tax return purposes are principally related to inventories and certain accrued liabilities related to the restructuring charge described in Note 4. Deferred tax assets and liabilities, which were established in the second quarter due to the Company's taxation as a "C" Corporation since the closing date of its initial public offering in December 1995, resulted in a credit to the provision for income taxes of $3,966 for the thirty-nine week period ended June 1, 1996.

7. During March 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of," was issued by the Financial Accounting Standards Board ("FASB"). This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. This statement is effective for financial statements for fiscal years beginning after December 15, 1995.

     During October 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation." This statement establishes financial accounting and reporting standards for stockbased employee compensation plans. The provisions of SFAS No. 123 encourage entities to adopt a fair value based method of accounting for stock compensation plans; however, these provisions also permit the Company to continue to measure compensation costs under pre-existing accounting pronouncements. If the fair value based method of accounting is not adopted, SFAS No. 123 requires pro forma disclosures of net income and net income per share in the notes to the financial statements. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which SFAS No. 123 is initially adopted for recognizing compensation cost.

     The Company will be required to comply with the accounting and disclosure provisions of SFAS No. 121, and SFAS No. 123 if adopted, no later than fiscal 1997. The effect, if any, on the financial statements, of implementation of these pronouncements has not been determined.

                    [MAP OF COMPANY LOCATIONS TO BE INSERTED]

================================================================================

  No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Underwriters or any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                              --------------------

                                TABLE OF CONTENTS

                              --------------------

Prospectus Summary..............................................................
Risk Factors....................................................................
Use of Proceeds.................................................................
Dividend Policy.................................................................
Price Range ....................................................................
Capitalization..................................................................
Selected Financial and Operating Data...........................................
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations.....................................................................
Business........................................................................
Management......................................................................
Principal and Selling Shareholders..............................................
Certain Relationships and Related
 Transactions...................................................................
Description of Capital Stock....................................................
Underwriting....................................................................
Legal Matters...................................................................
Experts.........................................................................
Additional Information..........................................................
Index to Financial Statements................................................F-1

================================================================================

================================================================================

                                5,000,000 Shares


                                     [LOGO]


                              Class A Common Stock

                                   ----------

                                   PROSPECTUS

                                   ----------

                          Donaldson, Lufkin & Jenrette
                             Securities Corporation

                       Prudential Securities Incorporated

                                     , 1996

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Registrant's expenses in connection with the issuance of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:

Securities and Exchange Commission Registration Fee............   $65,431
*NASD Filing Fee...............................................
*Printing and Engraving........................................
*Counsel Fees and Expenses.....................................
*Accountants' Fees and Expenses................................
*Blue Sky Qualification Fees and Expenses......................
*Transfer Agent and Registrar Fees and Expenses................
*New York Stock Exchange Listing Fee...........................
*Miscellaneous.................................................
                                                                  -------
*Total.........................................................   $

- ------------------
* To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation of the Registrant provides that any person may be indemnified against all expenses and liabilities to the fullest extent permitted by the Business Corporation Law of the State of New York.

     Section 722 of the New York Business Corporation Law, as amended, the law of the state in which the Registrant is incorporated, empowers a corporation, within certain limitations, to indemnify any person who served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The Registrant was formed in October 1995 as a holding Company to hold all of the outstanding capital stock of Sid Tool Co., Inc. Pursuant to the Exchange

Agreement dated October 30, 1995, the shareholders of Sid Tool Co., Inc. contributed all of their shares of stock of Sid Tool Co., Inc. in exchange for 24,000,000 shares of Class B Common Stock of the Registrant.

     In October 1995, the Registrant entered into an agreement to acquire all of the capital stock of Primeline International, Inc. ('Primeline') for a purchase price of $2 million payable in shares of Class A Common Stock of the Registrant upon consummation of the Initial Public Offering. The Registrant's President and his sister owned 70% of the outstanding stock of Primeline.

     The foregoing transactions were accomplished pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the 'Act'), pursuant to Section 4(2) of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following documents are filed as part of this Registration Statement:

     a. Exhibits


EXHIBIT
 NUMBER    DESCRIPTION
- -------    -----------
    1.01   Form of Underwriting Agreement.
   *1.02   Master Agreement Among Underwriters dated March 1, 1993.
   *1.03   Master Dealer Agreement dated December 1, 1987.
   *3.01   Certificate of Incorporation of Registrant.
   *3.02   By-laws of Registrant.

EXHIBIT
 NUMBER    DESCRIPTION
- -------    -----------
   *4.01   Specimen Class A Common Stock Certificate.
    5.01   Opinion of Rosenman & Colin LLP.
  *10.01   Registrant's 1995 Stock Option Plan.
  *10.02   Employment Agreement, dated as of January 2, 1994, between Registrant and Sidney Jacobson, as amended on October 31, 1995.
  *10.03   Employment Agreement, dated as of August 1, 1994, between Registrant and Mitchell Jacobson.
  *10.04   Exchange Agreement dated October 30, 1995 between the Registrant and the Shareholders named therein.
  *10.05   Amended and Restated Credit Agreement, dated as of April 27, 1995, between the Registrant and the banks named therein, as amended as of August 25, 1995.
  +11.01   Calculation of supplementary pro forma net income per share.

   21.01   List of Subsidiaries.
  +23.01   Consent of Arthur Andersen LLP.
   23.02   Consent of Rosenman & Colin LLP (included in Exhibit 5.01).
  +24.01   Power of Attorney (included on signature page at page II-4).


- ------------------
* Filed as an Exhibit to the Company's Registration Statement on Form S-1, Registration Statement No. 33-98832.


+ Previously filed on August 26, 1996.


     b. Financial Statement Schedules

     For the three fiscal years ended September 2, 1995

                                                                      PAGE
                                                                      ----
Report of Independent Public Accountants on Schedule...............   S-1
Schedule-Valuation and Qualifying Accounts.........................   S-2

     All other schedules have been omitted because the information is not applicable or is presented in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being Registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Additionally, the undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Pre-effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, County of New York, State of New York on September 16, 1996.

                                          MSC INDUSTRIAL DIRECT CO., INC.

                                          By:      /s/ MITCHELL JACOBSON
                                             ---------------------------------
                                                      Mitchell Jacobson
                                               President and Chief Executive
                                                         Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                      TITLE                             DATE
                ---------                                      -----                             ----
                */s/ SIDNEY JACOBSON        Chairman of the Board of Directors             September 16, 1996
- ------------------------------------------
             Sidney Jacobson

               */s/ MITCHELL JACOBSON       President, Chief Executive Officer and         September 16, 1996
- ------------------------------------------  Director
            Mitchell Jacobson

                */s/ JAMES SCHROEDER        Vice President, Chief Operating Officer,       September 16, 1996
- ------------------------------------------  and Director
             James Schroeder

               */s/ SHELLEY M. BOXER        Vice President, Chief Financial Officer,       September 16, 1996
- ------------------------------------------  Principal Accounting Officer and Director
             Shelley M. Boxer

                   */s/ DENIS KELLY         Director                                       September 16, 1996
- ------------------------------------------
               Denis Kelly

                 */s/ MELVIN REDMAN         Director                                       September 16, 1996
- ------------------------------------------
              Melvin Redman



* Signed by Mitchell Jacobson pursuant to a Power of Attorney dated August 23, 1996 included on Signature Page to the Registration Statement (File No. 333-10833) filed August 26, 1996.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER   DESCRIPTION                                                                                       PAGE
- ------   --------------------------------------------------------------------------------------------   -----------
  1.01   Form of Underwriting Agreement. ............................................................
 *1.02   Master Agreement Among Underwriters dated March 1, 1993. ...................................
 *1.03   Master Dealer Agreement dated December 1, 1987. ............................................
 *3.01   Certificate of Incorporation of Registrant. ................................................
 *3.02   By-laws of Registrant......................................................................
 *4.01   Specimen Class A Common Stock Certificate. .................................................
  5.01   Opinion of Rosenman & Colin LLP. ...........................................................
*10.01   Registrant's 1995 Stock Option Plan. .......................................................
*10.02   Employment Agreement, dated as of January 2, 1994, between Registrant and Sidney Jacobson, as amended on October 31,1995. .............................................................
*10.03   Employment Agreement, dated as of August 1, 1994, between Registrant and Mitchell
         Jacobson. ..................................................................................
*10.04   Exchange Agreement dated October 30, 1995 between the Registrant and the Shareholders named therein. ...................................................................................
*10.05   Amended and Restated Credit Agreement, dated as of April 27, 1995, between the Registrant and the banks named therein, as amended as of August 25, 1995. .............................
+11.01   Calculation of supplementary pro forma net income per share. ...............................
 21.01   List of Subsidiaries. ......................................................................
+23.01   Consent of Arthur Andersen LLP. ............................................................
 23.02   Consent of Rosenman & Colin LLP (included in Exhibit 5.01). ................................
+24.01   Power of Attorney (included on signature page at page II-4). ...............................


- ------------------
* Filed as an Exhibit to the Company's Registration Statement on Form S-1, Registration Statement No. 33-98832.

+ Previously filed on August 26, 1996.

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To Sid Tool Co., Inc.:

We have audited, in accordance with generally accepted auditing standards, the financial statements of Sid Tool Co., Inc. included in this registration statement and have issued our report thereon dated October 27, 1995. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. This schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                        ARTHUR ANDERSEN LLP

Melville, New York
October 27, 1995

                                                                     SCHEDULE II


                  SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                              Balance at    Charged to     Charged to                    Balance at
                                              Beginning     Costs and         Other                       End of
                                               of Year      Expenses        Accounts      Deductions        Year
                                              ---------------------- ---------------------- -----------------------

For the fiscal year ended August 28, 1993
  Allowance for doubtful accounts .........   $  602        $  353         $  --          $  354         $  601
                                              ==========    ==========     ==========     ===========    =========
For the fiscal year ended August 27, 1994
  Allowance for doubtful accounts .........   $  601        $  489         $  --          $  438         $  652
                                              ==========    ==========     ==========     ===========    =========
For the fiscal year ended September 2, 1995
  Allowance for doubtful accounts .........   $  652        $  694         $  --          $  469         $  877
                                              ==========    ==========     ==========     ===========    =========


                                       S-2